===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted
[X]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           ENGAGE TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:



Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                           ENGAGE TECHNOLOGIES, INC.
                             100 Brickstone Square
                         Andover, Massachusetts 01810
                                (978) 684-3884

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         To Be Held December 17, 1999

                               ----------------

  NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders (the "Meeting") of Engage Technologies, Inc., a Delaware corporation (the "Company"), will be held at The Swiss Hotel, 1 Avenue de Lafayette, Boston, Massachusetts on Friday, December 17, 1999 at 1:00 p.m. local time, for the following purposes:

  1.To elect seven directors to serve until the 2000 Annual Meeting of Stockholders.

  2.To approve the interested party transaction between the Company and CMGI, Inc., the majority stockholder of the Company, pursuant to which CMGI will receive shares of the Company's Common Stock in connection with CMGI's contribution of stock of AdKnowledge Inc. to the Company.

  3.To ratify the selection of KPMG LLP as the Company's independent auditors for the fiscal year ended July 31, 2000.

  4.To transact such other business as may properly come before the meeting or any adjournments thereof.

  The Board of Directors presently has no knowledge of any other business to be transacted at the meeting.

  Only stockholders of record at the close of business on Wednesday, October 20, 1999 will be entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof.

                                          By Order of the Board of Directors,


                                          /s/ Michael K. Baker
                                          Michael K. Baker, Secretary

Andover, Massachusetts
November 19, 1999

  All stockholders are cordially invited to attend the Meeting. To ensure your representation at the Meeting, you are urged to mark, sign and return the enclosed proxy card in the accompanying envelope, whether or not you expect to attend the Meeting. No postage is required if mailed in the United States. Any stockholder attending the Meeting may vote in person even if that stockholder has returned a proxy.

                            YOUR VOTE IS IMPORTANT
            TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE
                ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE
                           ENCLOSED RETURN ENVELOPE.

                           ENGAGE TECHNOLOGIES, INC.
                             100 Brickstone Square
                         Andover, Massachusetts 01810

                               ----------------

              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                               December 17, 1999

                               ----------------

General

  This Proxy Statement and Notice of Annual Meeting of Stockholders are being provided and the accompanying proxy is being solicited by the Board of Directors of Engage Technologies, Inc. (the "Company") for use at the Company's 1999 Annual Meeting of Stockholders (the "Meeting") to be held at The Swiss Hotel, 1 Avenue de Lafayette, Boston, Massachusetts on Friday, December 17, 1999 at 1:00 p.m. local time, or at any adjournments or postponements of the Meeting, for the purposes set forth in this Proxy Statement and the foregoing Notice of Annual Meeting of Stockholders. This Proxy Statement and accompanying proxy card and the Company's Annual Report to Stockholders for the year ended July 31, 1999 are being mailed on or about November 19, 1999 to all stockholders entitled to notice of and to vote at the Meeting. The principal executive offices of the Company are located at 100 Brickstone Square, Andover, Massachusetts 01810, and the Company's telephone number is (978) 684-3884.

Solicitation

  The cost of solicitation of proxies, including expenses in connection with preparing and mailing this Proxy Statement will be borne by the Company. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians to forward to beneficial owners of Common Stock of the Company (the "Common Stock") held in their names.

Record Date, Quorum, Voting Rights and Outstanding Shares

  Only holders of record at the close of business on Wednesday, October 20, 1999, will be entitled to notice of, and to vote at, the Meeting. As of October 20, 1999, the Company had 48,707,869 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each proposal that will come before the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting. Votes withheld, abstentions and broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes are not counted, however, for purposes of tabulating the votes cast.

  The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and voting at the meeting is required for the election of directors. The affirmative vote of the holders of a majority of Common Stock present in person or represented by proxy and voting at the Meeting is required to approve the other matters scheduled to be voted on at the Meeting.

Revocability of Proxy and Voting of Shares

  Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. It may be revoked by filing with the Secretary of the Company, at the principal executive offices of the Company, 100 Brickstone Square, First Floor, Andover, Massachusetts 01810, an instrument of revocation or a duly executed proxy bearing a later date. It may also be revoked by attendance at the Meeting and an election given to the Secretary of the Company to vote in person. If not revoked, the proxy will be voted at the Meeting in accordance with the stockholder's instructions indicated on the proxy card. If no instructions are indicated, the proxy will be voted (1) FOR the election of all seven directors, (2) FOR the approval of the interested party transaction between the Company and CMGI, Inc., (3) FOR the ratification of the appointment of KPMG LLP as the Company's independent auditors for the current fiscal year, and (4) in accordance with the judgment of the proxies as to any other matter that may be properly brought before the Meeting or any adjournments or postponements thereof.

Stockholder Proposals for the 2000 Annual Meeting

  Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2000 Annual Meeting of Stockholders must be received by the Company's Secretary at its principal office in Andover, Massachusetts not later than July 22, 2000 in order to be included in the Proxy Statement and form of proxy relating to that meeting. In addition, such proposals must comply with the requirements of Rule 14a-8, as promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  If a stockholder of the Company wishes to present a proposal before the Company's 2000 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company's proxy statement and proxy card, such stockholder must also give written notice to the Secretary of the Company at its principal office in Andover, Massachusetts. The Company must receive such notice no later than October 18, 2000 and no earlier than September 18, 2000. If a stockholder fails to provide timely notice of a proposal to be presented at the Company's 2000 Annual Meeting, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on any such proposal.

        Security Ownership of Certain Beneficial Owners and Management

  The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of October 1, 1999 by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the directors of the Company,
(iii) each of the Named Executive Officers (as defined below) and (iv) all directors and Named Executive Officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The Named Executive Officers represent all of the Company's executive officers.

                              Shares of        Percentage   Shares of CMGI     Percentage
                            Engage Common      Ownership     Common Stock      Ownership
                          Stock Beneficially   of Engage     Beneficially       of CMGI
Name and Address#              Owned(1)      Outstanding(2)    Owned(1)      Outstanding(3)
-----------------         ------------------ -------------- --------------   --------------
CMGI, Inc...............      38,626,542         79.30%              --           --
 100 Brickstone Square
 Andover, MA 01810
Paul L. Schaut..........         302,483(4)          *            14,296(5)        **
David A. Fish...........          87,166(6)          *             3,499(7)        **
Daniel J. Jaye..........         566,766(8)       1.15%           12,926(9)        **
Stephen A. Royal........          67,574(10)         *             3,750(11)       **
David S. Wetherell......      38,626,542(12)     79.30%       17,776,828(13)     15.08%
 100 Brickstone Square
 Andover, MA 01810
Edward A. Bennett.......          12,500(14)         *                 0           **
Christopher A. Evans....          60,000             *           287,897           **
Craig D. Goldman........          41,666(15)         *           195,200(16)       **
Andrew J. Hajducky,
 III....................      38,626,542(12)     79.30%          146,249(17)       **
 100 Brickstone Square
 Andover, MA 01810
Fredric D. Rosen........               0             *             6,000           **
All directors and
 executive officers as a
 group (10 persons).....      39,764,697         80.31%       18,496,645         15.62%

--------
 #Addresses are given for beneficial owners of more than 5% of the Common Stock only.
 *Percentage is less than 1% of the total number of outstanding shares of Common Stock.
**Percentage is less than 1% of the total number of outstanding shares of common stock of CMGI.

(1) Beneficial ownership of Common Stock is determined in accordance with the rules of the Securities and Exchange Commission, and includes shares for which the holder has sole or shared voting or investment power. Shares of Common Stock subject to options currently exercisable or which become exercisable on or before November 29, 1999 are deemed to be beneficially owned and outstanding by the person holding such options and are included for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. The inclusion of any shares of Common Stock deemed beneficially owned does not constitute admission of beneficial ownership of those shares.

(2) Percentage ownership is based on 48,707,398 shares issued and outstanding on October 1, 1999, plus any shares subject to issuance upon exercise of options held by the person or entity in question that were exercisable on or exercisable within 60 days after October 1, 1999.

(3) Percentage ownership is based on 116,505,138 shares issued and outstanding on October 1, 1999, plus any shares subject to issuance upon exercise of options held by the person or entity in question that were exercisable on or exercisable within 60 days after October 1, 1999.

(4) Includes 49,999 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Company's 1995 Equity Incentive Plan.

(5) Includes 13,582 shares of CMGI common stock issuable upon exercise of outstanding stock options granted under CMGI's 1986 Stock Option Plan.

(6) Includes 79,166 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Company's 1995 Equity Incentive Plan. Includes 4,000 shares held by Mr. Fish's spouse for which Mr. Fish disclaims beneficial ownership.

(7) Consists of 3,499 shares of CMGI common stock issuable upon exercise of outstanding stock options granted under CMGI's 1986 Stock Option Plan.

(8) Includes 566,666 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Company's 1995 Equity Incentive Plan.

(9) Includes 12,666 shares of CMGI common stock issuable upon exercise of outstanding stock options granted under CMGI's 1986 Stock Option Plan.

(10) Includes 59,374 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Company's 1995 Equity Incentive Plan.

(11) Includes 3,499 shares of CMGI common stock issuable upon exercise of outstanding stock options granted under CMGI's 1986 Stock Option Plan.

(12) Consists of shares of Common Stock owned by CMGI. Mr. Wetherell serves as Chairman of the Board of Directors, President, Chief Executive Officer and Secretary of CMGI and Mr. Hajducky serves as Chief Financial Officer and Treasurer of CMGI, and both Messrs. Wetherall and Hajducky disclaim beneficial ownership of all 38,626,542 shares of the Common Stock.

(13) Includes 1,345,888 shares of CMGI common stock issuable upon the exercise of outstanding options that are exercisable within 60 days of October 1, 1999. Includes 8,466,336 shares held in trust for the benefit of Mr. Wetherell's minor children and 23,372 shares held by Mr. Wetherell and his wife as trustees for the David S. Wetherell Charitable Trust, for which Mr. Wetherell disclaims beneficial ownership.

(14) Consists of 12,500 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Company's 1995 Equity Incentive Plan.

(15) Includes 41,666 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Company's 1995 Equity Incentive Plan.

(16) Includes 75,200 shares of CMGI common stock issuable upon exercise of outstanding stock options granted under CMGI's 1995 Stock Option Plan for non-employee directors.

(17) Includes 125,497 shares of CMGI common stock issuable upon exercise of outstanding stock options granted under CMGI's 1986 Stock Option Plan.

                             ELECTION OF DIRECTORS

  The Company's By-laws provide for the Company's business to be managed by or under the Board of Directors. The Board of Directors has fixed the number of directors at seven for the coming year. The Company's By-laws provide that the directors of the Company will be elected at each annual meeting of the Company's stockholders to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified.

  The Board of Directors recommends that the nominees named below be elected directors of the Company. The persons named in the enclosed Proxy will vote to elect the seven nominees named below as directors of the Company unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. The affirmative vote of the holders of a plurality of the Common Stock represented and voting at the Meeting will be required to elect each nominee. Each nominee is presently serving as a director and has consented to being named in this Proxy Statement and to serve if elected. If for any reason any nominee should become unavailable for election prior to the Meeting or is unwilling to serve, the person acting under the proxy may vote the proxy for the election of a substitute.

  Set forth below are the name, age and length of service as a director for each member of the Board of Directors and the positions and offices held by him, his principal occupation and business experience during the past five years and the names of other publicly-held companies of which he serves as a director. Information with respect to the number of shares of Common Stock beneficially owned by each director, as of October 1, 1999, appears under "Security Ownership of Certain Beneficial Owners and Management."

                     MANAGEMENT RECOMMENDS A VOTE IN FAVOR
                            OF THE NAMED NOMINEES.

                Nominees for Election to the Board of Directors

  Edward A. Bennett, age 53, has served as a director of Engage since January 1999 and as President of Bennett Media Collaborative, a media consulting company, from January 1997 until the present. From April 1995 until July 1996, Mr. Bennett was Chief Executive Officer of Prodigy, Inc., an online service provider. He served as President and Chief Executive Officer of the VH-1 cable music channel, a division of Viacom, Inc., from 1989 until 1993 and as Executive Vice President and Chief Operating Officer of Viacom Cable, a division of Viacom from 1979 until 1989. Mr. Bennett is also a director of SoftNet Systems, Inc., a high speed broadband Internet access and content services company.

  Christopher A. Evans, age 33, has served as a director of Engage since January 1999. Since May 1999, Mr. Evans has served as a private consultant to Engage. From April 1998 to May 1999, Mr. Evans managed Engage's Accipiter business unit. Mr. Evans was also a founder of Accipiter. From October 1992 until June 1996, Mr. Evans was the principal owner of Hotlinx, LLC, a printing and online publishing company. From 1985 until 1992, Mr. Evans served as Executive Vice President of DaVinci Systems, a software company, which he co-founded.

  Craig D. Goldman, age 55, has served as a director of Engage since March 1998 and as a director of CMGI, a significant stockholder of Engage, since June 1997. Mr. Goldman has served as President and Chief Executive Officer of Cyber Consulting Services Corp. since March 1996. Mr. Goldman held various positions at The Chase Manhattan Bank, including Chief Information Officer from 1991 until February 1998. Mr. Goldman is also a director of CMGI, PRT Group, Inc. and Mangosoft, Inc. Mr. Goldman also serves as a director of Navisite, Inc., an affiliate of CMGI.

  Andrew J. Hajducky, III, age 45, has served as a director of Engage since December 1995. Mr. Hajducky has served as Chief Financial Officer and Treasurer of CMGI, a significant stockholder of Engage, since October

1995 and as a member of CMG@Ventures I, LLC, a venture capital firm subsidiary of CMGI, since January 1995. He is also a managing member of CMG@Ventures II, LLC, CMG@Ventures III, LLC and @Ventures Management, LLC, which are also strategic investment and development venture capital subsidiaries or affiliates of CMGI. From April 1984 to October 1995, Mr. Hajducky was the Entrepreneurial Services Partner of the Merger and Acquisition division of Ernst & Young LLP. Previously, Mr. Hajducky was the Chief Financial Officer of Mountain International Company/AccuTel, Inc., a telecommunications and software company. Mr. Hajducky is also a director of Navisite.

  Fredric D. Rosen, age 55, has served as a director of Engage since June 1999. Since June 1998, Mr. Rosen has been self-employed and has consulted on a part-time basis. From September 1982 to June 1998, Mr. Rosen served as President and Chief Executive Officer of Ticketmaster Group, Inc., a provider of automated ticketing services. Mr. Rosen currently serves on the board of directors of King World Productions, Inc.

  Paul L. Schaut, age 40, has served as Chief Executive Officer, President and a director of Engage since December 1997. Prior to joining Engage, Mr. Schaut was Vice President of Strategic Partnering for Open Market, Inc., a provider of electronic commerce software, from January 1997 until November 1997. Prior to joining Open Market, Mr. Schaut served as Vice President of Sales and Marketing for ONTOS, Inc., a software company, from March 1995 until December 1996 and as Managing Director of InterSystems Corporation, a software database company, from April 1988 until March 1995.

  David S. Wetherell, age 45, has served as a director and Chairman of the Board of Engage since July 1995. Mr. Wetherell has served as Chairman of the Board, President, Chief Executive Officer and Secretary of CMGI, a significant stockholder of Engage, since 1986 and as a member of CMG@Ventures I, LLC, a venture capital firm subsidiary of CMGI, and President of CMG@Ventures, Inc., the managing member of CMG@Ventures I, LLC, since January 1995. He is also a managing member of CMG@Ventures II, LLC, CMG@Ventures III, LLC and @Ventures Management, LLC, which are also strategic investment and development venture capital subsidiaries or affiliates of CMGI. From 1982 until joining CMGI in 1986, Mr. Wetherell was a co-founder and President of Softrend, Inc., a microcomputer software publisher. Mr. Wetherell is also the founder of BookLink Technologies, Inc., a CMGI subsidiary that was sold to America Online in 1994. Mr. Wetherell is also a director of CMGI and Navisite.

Board and Committee Meetings

  In the second half of the fiscal year ended July 31, 1999, the Company formed an Audit Committee of the Board of Directors. The primary function of the Audit Committee is to review the results and scope of the audit and other services provided by the Company's independent public auditors. The Audit Committee did not meet during fiscal 1999. The members of the Audit Committee are Messrs. Bennett, Goldman and Hajducky.

  The Company also formed a Compensation Committee of the Board of Directors in the second half of fiscal year 1999. The primary functions of the Compensation Committee are to review the salaries of executive officers and other key officers (including compensation pursuant to stock options and other employee benefit plans and arrangements), adoption and amendment of all stock option and other employee benefit plans and arrangements and the engagement of, terms of any employment agreements and arrangements with, and termination of, all corporate officers of the Company. The Compensation Committee did not meet during fiscal 1999. The members of the Compensation Committee are Messrs. Bennett, Goldman and Wetherell. See "Report of the Compensation Committee."

  In addition, in September 1999, the Company formed a Governance Committee. The primary functions of the Governance Committee are to establish signing authority and limitations for certain employees with respect to instruments that create financial obligations of the Company, to consider and approve financial commitments of the Company in excess of $500,000 and to provide recommendations to the Board of Directors relating to the size and composition of the Board and the overall effectiveness of the Board. The members of the Governance Committee are Messrs. Evans, Hajducky and Rosen.

  The Company does not have a nominating committee or a committee serving a similar function. Nominations are made by and through the full Board of Directors.

  The Board of Directors held six meetings during fiscal year ended 1999, and acted by unanimous written consent twice. The respective committees of the Board of Directors did not meet during fiscal year ended 1999. Each director attended at least 80% of the meetings of the Board of Directors during 1999.

Compensation of Directors

  Directors who are not employees of the Company are entitled to participate in the Company's 1999 Stock Option Plan for Non-Employee Directors (the "1999 Directors' Plan") which is administered by the Compensation Committee of the Board of Directors. Under the terms of the 1999 Directors' Plan, directors who are not employees of the Company or any subsidiary of the Company and not affiliates of an institutional investor that owns shares of the Company's Common Stock are eligible to receive non-statutory options to purchase shares of the Company's Common Stock. Any director who becomes such an employee shall cease to be eligible for any further option grants under the 1999 Directors' Plan while such an employee, but shall not, by reason of becoming such an employee, cease to be eligible to retain options previously granted under the 1999 Directors' Plan. All options granted under the 1999 Directors' Plan must have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant.

  As of October 1, 1999, the Company had granted Messrs. Evans and Rosen each an option to purchase 50,000 shares of its Common Stock, to vest over a four-year period, at an exercise price of $11.00 per share under the 1999 Directors' Plan. Under the Company's 1995 Equity Incentive Plan, Mr. Goldman was granted an option to purchase 100,000 shares of the Company's Common Stock, vesting over a four-year period, at an exercise price of $0.24 per share and Mr. Bennett was granted an option to purchase 50,000 shares of Common Stock, vesting over a four-year period, at an exercise price of $4.19 per share.

  In general, the Company does not compensate directors for service as directors but reimburses non-employee directors for reasonable expenses incurred in connection with attendance at meetings of the Board of Directors and committees thereof. Pursuant to the terms of a consulting, invention and non-disclosure agreement with the Company, Mr. Evans received $26,400 for programming and other technical services rendered to the Company during the fiscal year ended July 31, 1999.

Compensation Committee Interlocks and Insider Participation

  Messrs. Bennett, Goldman and Wetherell, all non-employee directors, currently constitute the Company's Compensation Committee. No executive officer of the Company serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

Section16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Based solely on its review of copies of reports filed by individuals required to make filings ("Reporting Persons") pursuant to Section 16(a) of the Exchange Act or written representations from certain Reporting Persons, the Company believes that all such reports required to be filed under Section 16(a) of the Exchange Act for the 1999 fiscal year were timely filed with the exception of the initial Form 3s for all executive officers and directors. The Company's registration statement was declared effective after the close of business on July 19, 1999. The Form 3s were filed on July 20, 1999, the earliest possible date after the effective date.

                            ADDITIONAL INFORMATION

Management

  Officers are elected annually by the Board and serve at the discretion of the Board. Set forth below is information regarding the current executive officers of the Company who are not directors of the Company.

Name                                   Age Office(s)
----                                   --- ---------
David A. Fish.........................  43 Chief Operating Officer
Daniel J. Jaye........................  34 Chief Technology Officer
Stephen A. Royal......................  43 Chief Financial Officer and Treasurer

  David A. Fish has served as Chief Operating Officer of the Company since January 1999 and served as Vice President of Marketing from April 1998 until December 1998. Mr. Fish is the founder of Rocket Science Software, Inc., an Intranet search/navigation software company, and served as its full time President from October 1997 until April 1998. Prior to that, Mr. Fish was Division Manager of Knowledge Services of Context Media, LLC, a knowledge management consulting and software company from June 1996 until September 1997. From August 1993 until May 1996, Mr. Fish served as President and Chief Executive Officer of Narrowcast Technologies, Inc., an electronic publishing and multimedia consulting company, which he founded.

  Daniel J. Jaye has served as the Company's Chief Technology Officer since September 1995. Prior to joining the Company, Mr. Jaye was Director of High Performance Computing for Fidelity Investments, a financial services firm, from February 1993 until September 1995.

  Stephen A. Royal has served as the Company's Chief Financial Officer and Treasurer since March 1998. Prior to joining the Company, Mr. Royal was Senior Vice President and Chief Financial Officer and later Chief Administrative Officer of Omega Performance Corporation, an interactive multimedia training software and consulting company, from January 1992 until March 1998.

  There are no family relationships between any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company.

Executive Compensation

  Summary Compensation Table. The table below sets forth certain compensation information for the Chief Executive Officer of the Company and the other most highly compensated executive officers of the Company whose salary and bonus for the fiscal year ended July 31, 1999 exceeded $100,000 (collectively, with Mr. Schaut, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                  Annual Compensation               Long-Term Compensation Awards
                             -----------------------------   --------------------------------------------
                                                             Securities Underlying All Other Compensation
 Name and Principal Position Year Salary($)(1) Bonus($)(1)       Options(2)(3)             ($)(4)
 --------------------------- ---- ------------ -----------   --------------------- ----------------------
Paul L. Schaut...........    1999   $168,364    $ 60,000        400,000 (ENGA)            $ 1,383
  Chief Executive Officer
   and                                                           18,000 (CMGI)
  President                  1998    109,375      37,500        600,000 (ENGA)                --
                                                                 80,000 (CMGI)

David A. Fish(5).........    1999   $166,667    $ 38,000        300,000 (ENGA)                --
  Chief Operating Officer                                        12,000 (CMGI)
                             1998     48,296       8,333        200,000 (ENGA)                --
                                                                      0 (CMGI)

Daniel J. Jaye...........    1999   $131,430    $ 19,233        200,000 (ENGA)            $ 2,303
  Chief Technology Offi-
   cer                                                           16,000 (CMGI)
                             1998    118,295     115,500(6)           0 (ENGA)              3,529
                                                                      0 (CMGI)

Stephen A. Royal(7)......    1999   $126,776    $ 25,167         50,000 (ENGA)            $ 1,375
  Chief Financial Officer
   and                                                           12,000 (CMGI)
  Treasurer                  1998     42,500       7,083        150,000 (ENGA)                --
                                                                      0 (CMGI)

--------
(1) Any compensation that was deferred at the Named Executive Officer's election is included in the salary or bonus column for the year in which it was earned. Bonuses indicated as earned in any fiscal year were generally paid early in the following fiscal year.

(2) Option grants reflect elements of compensation earned during the fiscal year indicated. However, in certain instances, such options were not granted until the beginning of the next fiscal year.

(3) All Named Executive Officers received options to purchase the Company's Common Stock (designated in the table as ENGA) and CMGI common stock (designated in the table as CMGI).

(4) All Other Compensation in 1999 represents the amount of matching contributions made by the Company under the CMGI 401(k) plan.

(5) Mr. Fish commenced employment with the Company in April 1998.

(6) Includes $100,000 bonus paid to Mr. Jaye for his contribution in the sale of certain of the Company's technology to Red Brick Systems, Inc.

(7) Mr. Royal commenced employment with the Company in March 1998.

  Option Grant Table. The following table sets forth certain information regarding options granted during the fiscal year ended July 31, 1999 by the Company to the Named Executive Officers:

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                          Individual Grants
                         -----------------------------------------------------
                                            Percent of
                                              Total
                             Number of       Options
                            Securities      Granted to  Exercise               Potential Realizable Value at
                            Underlying     Employees in  or Base               Assumed Annual Rates of Stock
                          Options Granted  Fiscal Year    Price     Expiration Price Appreciation for Option
          Name                  (#)         1999(1)(2)  ($/share)      Date               Term(3)
          ----            ---------------  ------------ ---------   ---------- ------------------------------
                                                                                   5%($)          10%($)
                                                                               -------------- ---------------
Paul L. Schaut.......... 400,000(4) (ENGA)    6.36%      $11.00(5)   6/11/04       $1,215,639     $2,686,244
                          18,000(4) (CMGI)    0.54%      $10.00(6)   9/14/03       $   49,731     $  109,892

David A. Fish........... 100,000(4) (ENGA)    1.59%      $ 4.85(5)   1/18/04       $  133,997     $  296,097
                         200,000(4) (ENGA)    3.18%      $11.00(5)   6/11/04       $  607,819     $1,343,122
                          12,000(4) (CMGI)    0.36%      $10.00(6)   9/14/03       $   33,154     $   73,261

Daniel J. Jaye.......... 200,000(4) (ENGA)    3.18%      $11.00(5)   6/11/04       $  607,819     $1,343,122
                          16,000(4) (CMGI)    0.48%      $10.00(6)   9/14/03       $   44,205     $   97,682

Stephen A. Royal........  50,000(4) (ENGA)    0.80%      $11.00(5)   6/11/04       $  151,955     $  335,781
                          12,000(4) (CMGI)    0.36%      $10.00(6)   9/14/03       $   33,154     $   73,261

--------
(1) Calculated based on an aggregate of 6,288,510 options granted under the Company's 1995 Equity Incentive Plan to employees during the fiscal year ended July 31, 1999.

(2) Calculated based on an aggregate of 3,313,250 options granted under CMGI's 1986 Stock Option Plan to employees during the fiscal year ended July 31, 1999.

(3) Potential realizable value is based on an assumption that the market price of the stock will appreciate at the stated rate, compounded annually, from the date of grant until the end of the 5-year term. These values are calculated based on rules promulgated by the SEC and do not reflect the Company's estimate or projection of future stock prices. Actual gains, if any, on stock option exercises will be dependent upon the future performance of the price of the Company's Common Stock, which will benefit all stockholders proportionately.

(4) Option vests as to 25% of the shares after the first year and the remaining 75% vesting in equal monthly installments for the next 36 months thereafter.

(5) The exercise price represents the fair market value of Common Stock on the date of grant as determined by the Company's Board of Directors.

(6) The exercise price represents the fair market value of CMGI's common stock on the date of grant based on the closing price of the common stock on the Nasdaq National Market.

  Option Exercises and Year-End Values. The following table sets forth certain information concerning option exercises by Named Executive Officers during the fiscal year ended July 31, 1999 and exercisable and unexercisable stock options held by the Named Executive Officers as of July 31, 1999. No Named Executive Officer exercised or held any stock appreciation rights during the year ended July 31, 1999.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                           Number of Securities
                                                                Underlying           Value of Unexercised
                                    Shares      Value       Unexercised Options      In-the-Money Options
                                 Acquired on   Realized    at Fiscal Year-End(#)   at Fiscal Year-End($)(2)
          Name           Company Exercise (#)   ($)(1)   Exercisable/Unexercisable Exercisable/Unexercisable
          ----           ------- ------------  --------  ------------------------- -------------------------
Paul L. Schaut..........  ENGA     250,000    $2,703,750            0/750,000                 0/21,457,500
                          CMGI      33,333     1,940,262        1,666/63,001            149,732/5,523,849

David A. Fish...........  ENGA        --          --           62,499/437,501         2,145,153/12,403,847
                          CMGI        --          --                0/12,000                  0/986,256

Daniel J. Jaye..........  ENGA        --          --          533,331/266,669        18,379,853/6,999,547
                          CMGI      16,000     1,566,875        5,999/18,001            543,383/1,496,257

Stephen A. Royal........  ENGA        --          --           46,874/153,126         1,579,946/4,639,904
                          CMGI        --          --                0/12,000                  0/986,256

--------
(1) Value Realized represents the difference between the aggregate exercise price of the option and the aggregate fair market value of the underlying Common Stock on the date of exercise.

(2) Based on the difference between the option exercise price and the closing price of the underlying common stock on July 31, 1999, which closing price was $34.563 for Engage and $92.188 for CMGI. In addition, these values have not and may never be realized. Actual gains, if any, on exercise will depend on the value of the Common Stock and CMGI's common stock on the date of sale of any shares acquired upon exercise.

Report of the Compensation Committee

  The Compensation Committee of the Company's Board of Directors is responsible for establishing compensation policies with respect to the Company's executive officers. The objectives of the Company's executive compensation program are to establish compensation levels designed to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company so as to enhance stockholder value. The Compensation Committee makes decisions each year regarding executive compensation, including annual base salaries, bonus awards and stock option grants. Stock option grants are key components of the executive compensation program and are intended to provide executives with an equity interest in the Company so as to link a meaningful portion of the compensation of the Company's executives with the performance of the Company's Common Stock. This report is submitted by the Compensation Committee and addresses the compensation policies for fiscal 1999 as they affected Mr. Schaut, in his capacity as Chief Executive Officer and President of the Company, and the Named Executive Officers.

  Compensation Philosophy. The Company's executive compensation philosophy is based on the belief that competitive compensation is essential to attract, motivate and retain highly qualified and industrious employees. The Company's policy is to provide total compensation that is competitive for comparable work and comparable corporate performance. The compensation program includes both motivational and retention-related compensation components. Bonuses are included to encourage effective performance relative to current plans and objectives. Stock options are included to help retain productive people and to more closely align their interests with those of stockholders.

  In executing its compensation policy, the Company seeks to relate compensation with the Company's financial performance and business objectives, reward high levels of individual performance and tie a significant portion of total executive compensation to both the annual and long-term performance of the Company. While compensation survey data are useful guides for comparative purposes, the Company believes that a successful compensation program also requires the application of judgment and subjective determinations of individual performance, and to that extent the Compensation Committee applies judgment in reconciling the program's objectives with the realities of retaining valued employees.

  Executive Compensation Program. Annual compensation for the Company's executives consists of three principal elements: base salary, cash bonus and stock option grants.

  Base Salary and Cash Bonus. In setting the annual base salaries for the Company's executives, the Compensation Committee reviews the aggregate salary and bonus compensation for individuals in comparable positions with other companies, including competitors of the Company, and adjusts such amounts to reflect individual performance. Many of these companies are Internet or software companies. The Company also regularly compares the salary levels of its executive officers with other leading companies through reviews of survey and proxy statement data.

  Increases in annual base salary are based on a review and evaluation of the performance of the department or activity for which the executive has responsibility, the impact of that department or activity on the Company and the skills and experience required for the job, coupled with a comparison of these elements with similar elements for other executives both inside and outside the Company.

  Cash bonuses are tied directly to the Company's achievement of its goals and objectives and the contribution of the executive to such achievements.

  Equity Ownership. Executive officer compensation also includes long-term incentives afforded by options to purchase shares of Common Stock. The purposes of the Company's stock ownership program are (i) to highlight and reinforce the mutuality of long-term interests between employees and the stockholders and (ii) to assist in the attraction and retention of key executives, managers and individual contributors who are essential to the Company's growth and development.

  The Company's stock programs include long vesting periods to optimize the retention value of these options and to orient the Company's executive officers to longer term success. Generally, stock options vest as follows: 25% upon the first anniversary of the date of grant and approximately 2.08% each month thereafter over three years, and, if employees leave the Company before these vesting periods, they forfeit the unvested portions of these awards.

  The number of shares of Common Stock subject to stock option grants is generally intended to reflect the significance of the executive's current and anticipated contributions to the Company. The exercise price of options granted by the Company has been determined at the discretion of the Compensation Committee, although it has generally been set at 100% of the fair market value per share on the date of grant. The value realizable from exercisable options is dependent upon the extent to which the Company's performance is reflected in the price of the Company's Common Stock at any particular point in time. However, the decision as to whether such value will be realized through the exercise of an option in any particular year is primarily determined by each individual within the limits of the vesting schedule and not by the Compensation Committee.

  Chief Executive Officer Compensation. The Compensation Committee has set Mr. Schaut's total annual compensation, including compensation derived from the Company's cash bonus and stock option programs, at a level it believes to be competitive with the chief executive officers of similarly capitalized Internet and software companies. Mr. Schaut, in his capacity as Chief Executive Officer and President, is eligible to participate in the same executive compensation program available to the Company's other senior executives.

  During fiscal 1999, Mr. Schaut's annual base salary was increased $90,000, from $150,000 to $240,000. For fiscal 1999, Mr. Schaut was also awarded quarterly bonuses totalling $60,000 and was granted an option for 400,000 Engage stock options, which compensation was based, in part, upon attainment of the Company's revenue objectives and completion of the Company's initial public offering of its Common Stock.

  Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company currently intends to structure its stock option grants in a manner that complies prospectively with these performance-based requirements.

                                          Compensation Committee

                                          Edward A. Bennett
                                          Craig D. Goldman
                                          David S. Wetherell

Certain Transactions

  The Company was incorporated in July 1995 as a wholly owned subsidiary of CMGI. CMGI is currently a majority stockholder of the Company. Accordingly, CMGI has the power to elect the Company's entire Board of Directors and to approve or disapprove any corporate transactions or other matters submitted to the Company's stockholders for approval, including the approval of mergers or other significant corporate transactions.

  In fiscal 1999, the Company issued a secured convertible demand note to CMGI in exchange for the cancellation of all intercompany debt incurred by the Company to CMGI prior to February 1, 1999. This note provides that CMGI may elect to convert amounts payable under the note into Series C convertible preferred stock at any time. The amount of each borrowing represented by the note is convertible into shares of Series C convertible preferred stock at the fair market value of such shares as of the end of the fiscal quarter in which the borrowing was made. In April 1999, the Company borrowed $22,086,307 from CMGI in connection with the acquisition of I/PRO. Such borrowings are convertible into Series C convertible preferred stock at a common equivalent price of $5.06 per share. Additional intercompany debt incurred after February 1, 1999 accrues interest at a rate of 7% per year compounded monthly until the day CMGI elects to convert the debt into shares of Series C convertible preferred stock. All notes held by CMGI were converted into Series C convertible preferred stock in May 1999. Each share of Series C convertible preferred stock converted into twenty shares of Common Stock upon the completion of the Company's initial public offering.

  The Company and CMGI entered into a facilities and administrative support agreement under which CMGI continues to make available space at its headquarters in Andover, Massachusetts and provides various services to the Company, including tax and administrative, computer and information systems, telecommunications and utilities. Under this agreement, CMGI has also agreed to make available to the Company at least 28,000 square feet of space at its headquarters facilities, subject to termination upon at least 12 months' notice by CMGI. The fees payable by the Company for the availability of space and other services are typically determined through an allocation of CMGI's costs based upon the proportion of the Company's employee headcount to the total headcount of CMGI and other CMGI-related companies located in the same facility or using the same services. In fiscal 1999, the Company paid CMGI approximately $813,000 for services similar to those provided under the administrative support agreement.

  The Company and CMGI also entered into a tax allocation agreement to allocate responsibilities, liabilities and benefits relating to taxes. The Company is required to pay its share of income taxes shown as due on any consolidated, combined, or unitary tax returns filed by CMGI for tax periods ending on or before or including the date on which date the Company will no longer be a member of CMGI's group for federal, state, or local tax purposes, as the case may be. CMGI indemnifies the Company against liability for all taxes in respect of consolidated, combined, or unitary tax returns for such period. Accordingly, any redetermined tax liabilities for such periods will be the responsibility of CMGI, and any refunds or credits of taxes attributable to the Company or its subsidiaries in respect of consolidated, combined, or unitary tax returns for such periods will be for the account of CMGI. The Company is responsible for filing any separate tax returns for any taxable period and will be responsible for any tax liabilities (and entitled to any refunds or credits of taxes) in respect of such returns. The Company will indemnify CMGI against liability for such taxes.

  Neither CMGI nor the Company have any obligation to make any payment to the other party for the use of such other party's tax attributes such as net operating losses. However, if one party realizes a windfall tax benefit because of an adjustment to items on the other party's tax return, the party that realizes the windfall tax benefit will be required to pay to the other party the actual incremental tax savings it has realized. For example, if an expense deducted by CMGI for a period prior to the closing date were disallowed and required to be capitalized by the Company for a period after the closing date, thereby generating future depreciation deductions to the Company, the Company would be required to pay to CMGI any incremental tax savings as a result of such depreciation deductions when such tax savings are actually realized by the Company.

  Each of the Company and CMGI has control of any audit, appeal, litigation or settlement of any issue raised with respect to a tax return for which it has filing responsibility. Payments of claims under the agreement must be made within 30 days of the date that a written demand for the claim is delivered. Interest accrues on payments that are not made within 10 days of the final due date at the rate applicable to under payments of the applicable tax. Any dispute concerning the calculation or basis of determination of any payment provided under the tax allocation agreement will be resolved by a law firm or "big five" accounting firm selected and paid for jointly by the parties.

  The Company and CMGI have entered into an investor rights agreement under which the Company granted CMGI registration rights and rights to purchase shares to maintain its majority ownership. Under this agreement, CMGI and its assignees have the right to demand, on up to seven occasions, that the Company register under the Securities Act of 1933, as amended, the sale of all or part of their shares of the Company's Common Stock. CMGI and its assignees are also entitled to include shares of the Company's Common Stock in a registered offering of securities by the Company for its own account, subject to the underwriters' right to reduce the number of included shares. The Company will pay all costs associated with such registration of shares pursuant to this agreement, other than underwriting discounts and commissions and various other expenses. Also under this agreement, until such time as CMGI, or any permitted transferee, owns less than a majority of voting power of the outstanding shares of capital stock of the Company, the Company will permit CMGI, or the transferee, to purchase a portion in any shares that it may in the future issue so that CMGI or the transferee may maintain its majority ownership position. Any such purchases will be at the same price as is paid by third parties for the shares. The right is transferable by CMGI to any party that acquires directly from CMGI shares of common stock representing at least a majority of the outstanding shares of Common Stock of the Company.

  The Company also outsources its data center operations for Engage Knowledge and its AdBureau advertising management service to NaviSite, a CMGI affiliate. For Engage Knowledge, the Company leases computer equipment and space for equipment from NaviSite. The Company pays NaviSite fees based on the amount of space and amount of telecommunications services used by NaviSite to support Engage Knowledge. For AdBureau, NaviSite provides comprehensive operational and facilities support. The Company pays NaviSite a percentage of AdBureau revenue. The Company also leases office computer equipment from NaviSite. The Company expects to continue to outsource its data center operations to NaviSite and to lease computer equipment and space for such equipment from NaviSite. The Company paid a total of approximately $2,122,000 to NaviSite for these services in fiscal 1999.

  The Company sells its products and services to customers affiliated with CMGI. In fiscal 1999, the Company's revenue from sales to these affiliated companies totalled approximately $1,938,000.

  Mr. Goldman serves as a director of CMGI and Navisite. Mr. Hajducky serves as the Chief Financial Officer and Treasurer of CMGI and as a director of Navisite. Mr. Wetherell serves as Chairman of the Board, Chief Executive Officer, President and Secretary of CMGI and as Chairman of the Board of Navisite.

Employment Agreements

  The Company is not a party to employment agreements with any of the Named Executive Officers.

Stockholder Return Performance Presentation

  Due to the Company's initial public offering of its Common Stock being declared effective less than thirty days prior to the end of the Company's 1999 fiscal year, no stock performance graph is included in this Proxy Statement.

                                 ANNUAL REPORT

  The Company's Annual Report on Form 10-K for the year ended July 31, 1999 (other than exhibits thereto) filed with the SEC is available, without charge, upon request to the Company. Requests for copies of the Annual Report on Form 10-K should be sent to the Company's Director, Investor Relations, at Engage Technologies, Inc., 100 Brickstone Square, Andover, Massachusetts 01810.


                 APPROVAL OF THE INTERESTED PARTY TRANSACTION

  The Company has entered into an Agreement and Plan of Merger and Contribution (the "Merger Agreement"), dated September 23, 1999, between the Company, CMGI, Inc., the majority stockholder of the Company ("CMGI"), AK Acquisition Corp., a wholly-owned subsidiary of CMGI ("Merger Sub"), AdKnowledge Inc. ("AdKnowledge") and each of Steve Findley, John Mracek and Kevin Wandryk, as the shareholder representative. The Merger Agreement provides for a number of transactions that result in AdKnowledge becoming a wholly-owned subsidiary of the Company, including the Company's issuance of up to an estimated maximum of 6,817,379 shares of its Common Stock to stockholders of AdKnowledge.

  At the time such Common Stock is issued, CMGI will be one of the stockholders of AdKnowledge and so, accordingly, will receive shares of Common Stock. Because CMGI is a substantial stockholder of Engage, the issuance of Common Stock to CMGI is a transaction which requires the affirmative vote of the holders of a majority of Common Stock present in person or represented by proxy and voting at the Meeting under applicable rules of the Nasdaq National Market. The terms of the Merger Agreement and the issuance of the Common Stock and certain other matters are described below.

Description of the Parties

  The Company. The Company provides products and services that enable customers to create and use profiles of individual Web visitors to target advertisements, content and e-commerce offerings. An Engage profile is an anonymous collection of information about an individual Web user's consumer interests, demographic characteristics and geographic location. These profiles are developed through a combination of a user's browsing behavior on participating sites on the Internet and information the user has voluntarily declared at those sites, such as information provided on an online registration form. Each anonymous profile omits information that would permit the personal identification of the user, such as name, address and e-mail address. Each profile contains numerical scores that rank a Web user's preference level in hundreds of standard categories and subcategories, such as books, business, computers, fashion, sports and travel. Categories can be further customized to meet the needs of a specific customer or market. These profiles are continuously updated and refined based on a visitor's browsing behavior across multiple Web sites, including pages selected by the user, the duration of the user's visits and the responses of the user to specific advertisements and promotions.

  The Company's address is 100 Brickstone Square, Andover, Massachusetts 01810. Its telephone number is (978) 684-3884.

  CMGI. With nearly 50 companies, CMGI represents the largest, most diverse network of Internet companies in the world. This network includes both CMGI operating companies and a growing number of synergistic investments through its venture capital affiliate, @Ventures. CMGI leverages the technologies, content, and market reach of its extended family of companies to foster rapid growth and industry leadership across its network, and the larger Internet economy. CMGI's majority-owned operating companies include the Company, 1ClickCharge, Activerse, AdSmart, AltaVista, iCAST, Magnitude Network, MyWay.com, NaviSite, NaviNet, Saleslink and ZineZone. CMGI's @Ventures affiliates have ownership interests in Lycos, Inc., Critical Path, Silknet, Chemdex, Ancestry.com, Asimba, AuctionWatch, Aureate Media, blaxxun, BizBuyer.com, Boatscape, buyingedge.com, CarParts.com, CraftShop.com, eCircles.com, EXP.com, FindLaw, Furniture.com, HotLinks, Intelligent/Digital, KOZ.com, Mondera.com, MotherNature.com, NextMonet.com, NextPlanetOver.com, OneCore.com, ONElist, PlanetOutdoors.com, Productopia, Promedix.com, Raging Bull, Vstore, INPHO/HomePriceCheck.com, Speech Machines, ThingWorld.com, Vicinity, Virtual Ink, Visto and WebCT.

  CMGI's address is 100 Brickstone Square, Andover, Massachusetts 01810. Its telephone number is (978) 684-3600.

  AdKnowledge. AdKnowledge is a leading provider of complete Web marketing management services focused entirely on the needs of advertising buyers. AdKnowledge combines analytic services and data mining with outbound campaign management to provide sophisticated marketers and agencies with insights into what drives brand awareness and purchase behavior across all Web sites and networks.

  AdKnowledge's address is 1808 Embarcadero Road, Palo Alto, California 94303. Its telephone number is (650) 842-6500.

                             The Merger Agreement

General

  The Merger Agreement contemplates the following transactions:

    Merger. First, a merger of Merger Sub with AdKnowledge (the "Merger"), with AdKnowledge being the surviving corporation ("New AdKnowledge"). In the Merger, holders of outstanding AdKnowledge preferred stock ("Existing AdKnowledge Preferred Shares") will receive an aggregate of approximately $170,000,000 of the common stock of CMGI (the "Merger Shares") and newly-issued shares of the common stock of New AdKnowledge ("New AdKnowledge Common Shares") representing approximately 12% of the outstanding New AdKnowledge Common Shares, and holders of outstanding AdKnowledge common stock ("Existing AdKnowledge Common Shares") will receive New AdKnowledge Common Shares. Upon completion of the Merger, CMGI will own the remaining approximately 88% of the outstanding New AdKnowledge Common Shares on a fully-diluted basis.

    Contribution. Second, the stockholders of New AdKnowledge (including
  CMGI) will contribute (the "Contribution") their New AdKnowledge Common Shares to the Company in exchange for approximately $193,000,000 of Common Stock (the "Contribution Shares"). The value of the Contribution Shares being delivered is based upon $31.45, the average of the last reported sales prices of the Contribution Shares over the 45 consecutive trading days ending on September 21, 1999, although this value may be adjusted upward by up to 10% or downward by up to 10% based upon the average of the last reported sales prices of such stock over the 45 consecutive trading days ending two trading days prior to the effective time of the Merger ("Merger Effective Time"). The issuance of the Contribution Shares to CMGI requires the affirmative vote of the holders of a majority of Common Stock present in person or represented by proxy and voting at the Meeting.

    Short-Form Merger. Third, in the event that less than all of the outstanding New AdKnowledge Common Shares are surrendered to the Company in the Contribution, the Company will consummate a California Short-Form Merger between New AdKnowledge and a new wholly-owned subsidiary of the Company (the "Short-Form Merger"). In the Short-Form Merger, the Company's subsidiary will merge with New AdKnowledge, with New AdKnowledge being the surviving corporation. Any remaining holders of New AdKnowledge Common Shares will receive Contribution Shares in the Short-Form Merger.

  The Merger, the Contribution and the Short-Form Merger are sometimes collectively referred to herein as the "Transactions."

Representations, Warranties and Covenants

  The Merger Agreement contains customary representations, warranties and covenants of the Company, CMGI, Merger Sub and AdKnowledge.

The Contribution

  Treatment of New AdKnowledge Common Shares and Determination of Conversion Ratio. Holders of New AdKnowledge Common Shares (including CMGI) who contribute such shares to the Company will receive Contribution Shares equal to the number of New AdKnowledge Common Shares contributed by such holder multiplied by the Engage Conversion Ratio (as defined below).

    "Engage Conversion Ratio" is the result obtained by dividing (A) the quotient of (i) $193,000,000 divided by (ii) the Engage Lock-In Value (as defined below) by (B) the number of Existing AdKnowledge Common Shares outstanding immediately prior to the Merger Effective Time (assuming the conversion into Existing AdKnowledge Common Shares of all outstanding Existing AdKnowledge Preferred Shares and the exercise of all options and warrants).

    The "Engage Lock-In Value" will be determined as follows:

      (a) In the event that the average of the last reported sale prices per share of the Common Stock on the Nasdaq National Market over the forty-five consecutive trading days ending on the trading day that is two trading days prior to the Merger Effective Time (the "Engage Final Value") is equal to or less than $28.31, then the Engage Lock-In Value will be $28.31. ($28.31 is equal to 90% of $31.45, the average of the last reported sale prices per share of the Common Stock on the Nasdaq National Market over the forty-five consecutive trading days ending on September 21, 1999 (the "Engage Initial Value").)

      (b) In the event that the Engage Final Value is equal to or greater than $34.60, the Engage Lock-In Value will be $34.60.

      (c) In the event that the Engage Final Value is greater than $28.31 and less than $34.60, the Engage Lock-In Value will be the Engage Final Value.

  The Engage Conversion Ratio will be subject to adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Common Stock between the beginning of the forty-five day period used to determine the Engage Initial Value and the closing of the Contribution. Based upon an Engage Initial Value of $31.45, approximately 5,578,034 to 6,817,379 shares of Common Stock will be issued in the Contribution and the Short-Form Merger.

The Short-Form Merger

  In the event that not all of the New AdKnowledge Common Shares are surrendered to the Company in the Contribution, the Company will form a wholly-owned subsidiary of the Company and will contribute New AdKnowledge Common Shares received by the Company in the Contribution to the Merger subsidiary. The Merger subsidiary will then merge with New AdKnowledge and the separate corporate existence of the Company's merger subsidiary will cease and New AdKnowledge will continue as the surviving corporation. Each New AdKnowledge Common Share which is not surrendered in the Contribution (other than dissenting shares) will be converted in the Short-Form Merger into Contribution Shares equal to the number of New AdKnowledge Common Shares multiplied by the Engage Conversion Ratio.

Treatment of New AdKnowledge Stock Options

  The Company may either assume the New AdKnowledge stock option plans (as assumed from AdKnowledge in the Merger), or substitute the Company's options for the New AdKnowledge options in its discretion. Each New AdKnowledge option will be converted into a similar stock option to acquire that number of Contribution Shares equal to the number of New AdKnowledge Common Shares for which it is exercisable multiplied by the Engage Conversion Ratio, with an exercise price equal to the quotient determined by dividing the exercise price of the New AdKnowledge option by the Engage Conversion Ratio, rounded down to the nearest whole cent. The Company's options will be fully exercisable as of the closing of the Contribution and the Common Stock issuable upon exercise thereof will be subject to a right of repurchase by the Company at the exercise price thereof which repurchase right shall lapse on the same schedule as provided in the original AdKnowledge options. If the Company's options are substituted for outstanding New AdKnowledge options, Company options will be governed by the terms of the Company's stock option plans, provided, that such Company options shall preserve substantially all the rights and benefits contained in such New AdKnowledge options (except that the Company options shall have a term of five years), and if the Company assumes the New AdKnowledge stock option plans, the resulting Company options will be governed by the terms of the assumed New AdKnowledge plans.

Conditions to Obligations to Effect the Contribution

  The respective obligations of each party to effect the Contribution are subject to the satisfaction or waiver of the following conditions: (a) the issuance of Contribution Shares to CMGI shall have been approved by the stockholders of the Company; (b) the Merger shall have been consummated; (c) the California Department of Corporations shall have issued a permit qualifying the Contribution Shares pursuant to the California General Corporation Law, which permit was issued on November 16, 1999, and there shall not be in effect any stop order suspending the effectiveness of the permit or any proceedings seeking such a stop order; and (d) the Contribution Shares shall have been authorized for listing on the Nasdaq National Market.

Amendment and Waiver

  Generally, the board of directors of the Company, CMGI and AdKnowledge may amend the Merger Agreement at any time prior to the closing of the Contribution. However, after the shareholders of AdKnowledge approve the Merger, any amendment will be restricted by the California General Corporation Law. Amendments must be in writing and signed by all parties.

Accounting Treatment

  The Transactions will be accounted for as a purchase of a business, which means that the assets and liabilities of AdKnowledge, including intangible assets, will be recorded at their fair value and the results of operations of AdKnowledge will be included in the Company's results from the date of acquisition.

Material United States Federal Income Tax Considerations

  The following discussion summarizes the material federal income tax consequences relevant to the Company and its stockholders in connection with the contribution of New AdKnowledge Common Shares to the Company for the Contribution Shares pursuant to the Contribution and the Short-Form Merger, if necessary. (For the purposes of this discussion, the description of the income tax considerations applicable to the Contribution shall be deemed to include the income tax considerations applicable to the Short-Form Merger.) This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to the Company and its stockholders as described herein. The Company is not requesting and will not request a ruling from the Internal Revenue Service in connection with the Contribution. In addition, the Company has not requested an opinion of counsel regarding the tax consequences of the Contribution.

  The Company should not recognize gain or loss with respect to the contribution by the New AdKnowledge stockholders of their New AdKnowledge Common Shares to the Company in exchange for the Contribution Shares. There are no tax consequences to the Company's stockholders with respect to the Contribution.

                         Reasons for the Transactions

The Company

  The Board of Directors of the Company unanimously determined that the Contribution and the Short-Form Merger (if necessary) are fair to, and in the best interest, of the Company and its stockholders. In making this determination, the directors affiliated with CMGI abstained from voting.

  These decisions were based on several potential benefits of the Transactions that the Board of Directors of the Company believe will contribute to the success of the Company. These potential benefits include: (a) adding and integrating AdKnowledge to the Company to offer Internet advertisers a more complete spectrum of Internet advertising solutions; (b) enhancing the functionality and performance of the Internet advertising products offered by the Company with AdKnowledge's technology; (c) increasing the Company's customer base to include advertisers and advertising agencies; (d) accelerating the Company's growth rate; and (e) potentially shortening the period of operating at a loss.

  The Board of Directors of the Company reviewed a number of factors in evaluating the Transactions, including, but not limited to, the following: (a) historical information concerning the Company's and AdKnowledge's respective business focus, financial performance and condition, operations, technology and management; (b) management's view of the financial condition, results of operations and businesses of the Company and AdKnowledge before and after giving effect to the Transactions and the Board of Director's determination of the Transactions' effect on stockholder values; (c) current financial market conditions and historical stock market prices, volatility and trading information; (d) the consideration New AdKnowledge stockholders will receive in the Transactions in light of comparable transactions; (e) the belief that the terms of the Merger Agreement are reasonable; (f) the impact of the Transactions on customers and employees; (g) results of the due diligence investigation of AdKnowledge conducted by the Company's management, accountants and counsel; (h) the expectation that the Transactions will be accounted for as a purchase; and (i) review of the valuations of comparable companies.

  The Board of Directors of the Company also identified and considered a number of potentially negative factors in its deliberations concerning the Transactions including the following: (a) the risk that the potential benefits of the Transactions may not be realized; (b) the possibility that the Transactions may not be consummated, even if approved by AdKnowledge's shareholders; and (c) other applicable risks.

  The Board of Directors concluded, however, that, on balance, the potential benefits of the Transactions to the Company and its stockholders outweighed the associated risks. The discussion of the information and factors considered by the Board of Directors of the Company is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Transactions, the Board of Directors did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

AdKnowledge

  AdKnowledge's board of directors unanimously concluded that the Transactions are fair to, and in the best interest of, AdKnowledge and its shareholders.

  The decision by AdKnowledge's board of directors to approve the Transactions was based on several potential benefits of the Transactions to AdKnowledge, including: (a) the Transactions would provide AdKnowledge shareholders with an equity interest in CMGI and the Company that provides shareholders of AdKnowledge with liquidity for their investment; (b) the Transactions would provide AdKnowledge with immediate access to additional financial resources to accelerate its growth, as well as access to the public markets for further capital if needed; (c) the possible strategic growth opportunities resulting from the Transactions, (d) the belief that AdKnowledge business complements the operations of CMGI and the Company, as well as the respective businesses and financial conditions of the two companies; and (e) accelerating AdKnowledge's growth rate.

  The decision of AdKnowledge's board of directors to approve the Transactions and the Merger Agreement resulted from the board's careful consideration of a range of strategic alternatives, including the pursuit of a long-term independent business strategy for AdKnowledge. AdKnowledge's board of directors considered a number of factors in evaluating the Transactions, including the following: (a) identifying and securing the strategic alternative that would provide the greatest value to AdKnowledge shareholders;
(b) the relative volatility of the market value of the Common Stock and CMGI's common stock; (c) the relative likelihood of completing the Transactions; (d) the relative risks to AdKnowledge's business if the Transactions are not completed; (e) the results of due diligence reviews conducted by AdKnowledge's management, legal advisors and financial advisors examining CMGI's and the Company's business, operations, technology and competitive position and possible expansion opportunities for New AdKnowledge; (f) review of the current and prospective business environment in which AdKnowledge operates, the competitive environment for ad management and delivery services for the Internet; and (g) the recent trend towards consolidation among its competitors.

  AdKnowledge's board of directors also believes the Transactions will provide AdKnowledge the opportunity to increase the amount of services provided by AdKnowledge to companies owned or controlled by CMGI and the Company and other companies with which CMGI and the Company do business. AdKnowledge's board of directors believes that through these closer relationships with the Company and potential relationships with CMGI's affiliates and partners in the U.S. and abroad, AdKnowledge may be able to significantly increase its ad serving volumes and accelerate and enhance its new product offerings.

  AdKnowledge's board of directors also considered a number of potentially negative factors in its deliberations concerning the Transactions, including:
(a) the risk that the Transactions might not be consummated; (b) the potential loss of revenues and business opportunities for AdKnowledge as a result of confusion in the marketplace after the announcement of the Transactions, or possible adverse reactions by certain existing or prospective AdKnowledge customers who compete with CMGI, the Company or their affiliates, and the possible exploitation of such issues by AdKnowledge's and CMGI's and the Company's competitors; (c) the possibility of management disruption associated with the Transactions and integrating the operations of the companies, as well as the risk that key management and technical personnel might leave New AdKnowledge after the Transactions are completed; (d) the risk that the benefits sought to be achieved by the Transactions will not be realized; and
(e) other applicable risks.

  AdKnowledge's board of directors concluded, however, that, on the balance, the potential benefits to AdKnowledge and its shareholders of the Transactions outweighed the risks associated with the Transactions.

  The discussion of the information and factors considered by AdKnowledge's board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Transactions, AdKnowledge's board of directors did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

                       Comparison of Stockholder Rights

  The Contribution will not change the existing rights of the Company's stockholders; however some dilution will result.

           Selected Historical Condensed Consolidated and Unaudited
              Pro Forma Condensed Combined Financial Information

  The following selected historical condensed consolidated financial information of AdKnowledge has been derived from its historical consolidated financial statements and include its notes, and should be read in conjunction with such consolidated financial statements and the notes. The historical financial statements of AdKnowledge for the period from July 10, 1996 (inception) to December 31, 1996, and for the fiscal years ended December 31, 1997 and 1998, including their notes, begin on page F-1. The historical financial information of AdKnowledge as of and for the interim periods presented below has been prepared on the same basis as that derived from historical financial statements prepared on an annual basis and, in the opinion of management of AdKnowledge, includes all adjustments, consisting of normally recurring accruals, necessary for a fair presentation of the financial position and results of operations of AdKnowledge as of these dates and for these periods.

  The selected unaudited pro forma condensed combined financial data which has been derived from selected historical consolidated financial statements gives effect to the Transactions as a purchase. This pro forma condensed combined financial information should be read in conjunction with the pro forma statements and their notes. For the purpose of the pro forma condensed combined statement of operations data, the Company's results of operations for the fiscal year ended July 31, 1999 have been combined with AdKnowledge's results of operations for the twelve months ended June 30, 1999, giving effect to the Transactions as if they had occurred on August 1, 1998. For the purpose of the pro forma condensed combined balance sheet, the Company's consolidated balance sheet as of July 31, 1999 has been combined with AdKnowledge's consolidated balance sheet as of June 30, 1999, giving effect to the Transactions as if they had occurred on July 31, 1999.

  The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Transactions had occurred on August 1, 1998, nor is it necessarily indicative of the future operating results or financial position of the combined companies.

                               AdKnowledge
                    Selected Historical Financial Data
                  (In Thousands, Except per Share Data)
 -----------------------------------------------------------------------------
                                                           Nine Months Ended
                               Years Ended December 31,      September 30,
                               --------------------------  -------------------
                               1996(1)   1997      1998      1998      1999
                               -------  -------  --------  --------  ---------
                                                              (unaudited)
AdKnowledge--Consolidated
 Statement of Operations Data
  Revenues...................  $  --    $   564  $  2,421  $  1,667  $   3,443
  Gross profit (loss)........     --        355      (688)     (383)      (780)
  Loss from operations.......    (727)   (2,954)  (10,156)   (7,107)   (13,811)
  Net loss...................    (729)   (2,914)  (10,258)   (7,147)   (14,146)
  Net loss per share--basic
   and diluted...............  $(0.39)  $ (0.60) $  (1.78) $  (1.29) $   (2.19)

                                              December 31,         September 30,
                                         ------------------------  -------------
                                         1996(1)  1997     1998        1999
                                         ------- -------  -------  -------------
                                             (in thousands)         (unaudited)
AdKnowledge--Consolidated Balance Sheet
 Data
  Working capital (deficit)............   $180   $(1,581) $(1,547)    $ 1,460
  Total assets.........................    258     5,940    7,097      16,698
  Notes payable and capital lease
   obligations, less current portion...    --        648    1,438       5,182
  Total shareholders' equity
   (deficit)...........................    (37)    2,868    1,657       4,239

--------
(1) Since inception (July 10, 1996).

                             Engage and AdKnowledge
                   Pro Forma Condensed Combined Financial Data
 -------------------------------------------------------------------------------
                      (In thousands, except per share data)
                                                                    Year Ended
                                                                   July 31, 1999
                                                                   -------------
Pro Forma Condensed Combined Statement of Operations Data
Net revenues......................................................    $19,009
Gross profit......................................................      5,368
Operating loss....................................................    (82,029)
Net loss..........................................................    (83,458)
Net loss per share--basic and diluted ............................      (2.01)

                                                                 July 31, 1999
                                                                 -------------
Pro Forma Combined Balance Sheet Data
Working capital.................................................   $108,260
Total assets....................................................    369,687
Long-term debt and capital lease obligations, net of current
 maturities.....................................................      2,778
Stockholders' equity............................................    346,012

                          Comparative Per Share Data
                                  (unaudited)

  The following table summarizes certain per share information for the Company and AdKnowledge on a historical pro forma condensed combined and equivalent pro forma condensed combined basis. You should read the information below along with the audited consolidated financial statements of the Company and AdKnowledge, the selected condensed consolidated financial data and the unaudited pro forma condensed combined financial data included elsewhere in this Proxy Statement or incorporated into this Proxy Statement by reference. The pro forma combined financial data are not necessarily indicative of the operating results of future operations or the actual results that would have occurred at the beginning of the period presented.

                                                                    Year Ended
                                                                   July 31, 1999
                                                                   -------------
Engage
Historical Per Common Share Data:
Net Loss(4).......................................................    $(0.89)
Book Value(1).....................................................      3.01
Pro Forma Combined Per Common Share Data:
Net Loss..........................................................    $(2.01)
Book Value(2).....................................................      6.37

                                                            Twelve Months Ended
                                                               June 30, 1999
                                                            -------------------
AdKnowledge
Historical Per Common Share Data:
Net Loss...................................................       $(2.24)
Book Value(1)..............................................         1.33
Equivalent Pro Forma Combined Per Common Share Data(3):
Net Loss...................................................       $(0.23)
Book Value.................................................          .72

--------
(1) The historical book value per share is computed by dividing total shareholders' equity by the number of common shares outstanding at the end of the period.
(2) The pro forma combined book value per share is computed by dividing total pro forma stockholders' equity by the pro forma number of basic and diluted shares outstanding at the end of the period.
(3) The AdKnowledge equivalent pro forma combined per share amounts are calculated by multiplying the Engage pro forma combined per share amounts by the common stock exchange ratio as of July 31, 1999 of .1128.
(4) See note 1 to the consolidated financial statements of Engage, incorporated by reference in the Company's annual report on Form 10-K.

Market Information

  On September 22, 1999, the last full trading day prior to the public announcement of the proposed Transactions, the last reported sale price of the Common Stock on the Nasdaq National Market was $35.813 per share. The last reported sale price of the Common Stock on the Nasdaq National Market on November 1, 1999 was $37.813 per share.

  There is no public trading market for the Existing AdKnowledge Common Shares. As of November 1, 1999, the 47,759,871 outstanding shares of AdKnowledge capital stock were held by a total of approximately 146 shareholders. AdKnowledge has never paid cash dividends on the Existing AdKnowledge Common Shares and at the present time its management does not anticipate paying dividends in the near future. Further, AdKnowledge is precluded from paying dividends on the Existing AdKnowledge Common Shares pursuant to its existing secured credit agreements.

                                  The Merger

Interests of Executive Officers and Directors of AdKnowledge in the Transactions

  Scott L. Kauffman, the President, Chief Executive Officer and a director of AdKnowledge, is entitled to a cash bonus upon the consummation of the Transactions. In discussing the fairness of the Merger to the shareholders of AdKnowledge, AdKnowledge's board of directors took into account this interest.

Effect of Transactions on Certain Stockholders

  The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of October 1, 1999, as adjusted to reflect the issuance of 6,817,379 Contribution Shares in the Contribution, by
(i) each person known by the Company to own more than 5% of the outstanding shares of Common Stock, (ii) each of the directors of the Company and (iii) all directors and the Named Executive Officers as a group as follows.

                                                  Shares of
                                                    Engage        Percentage
                                                 Common Stock     Ownership
                                                 Beneficially     of Engage
Name and Address                                   Owned(1)     Outstanding(2)
----------------                                 ------------   --------------
CMGI, Inc.......................................  44,625,835        80.37%
Paul L. Schaut..................................     302,483(3)       *
David S. Wetherell..............................  44,625,835(4)     80.37%
Edward A. Bennett...............................      12,500(5)       *
Christopher A. Evans............................      60,000          *
Craig D. Goldman................................      41,666(6)       *
Andrew J. Hajducky, III.........................  44,625,835(4)     80.37%
Fredric D. Rosen................................           0          *
All directors and Named Executive Officers as a
 group (10 persons).............................  45,763,990        81.24%

--------
 * Percentage is less than 1% of the total number of outstanding shares of Common Stock.
(1) Beneficial ownership of Common Stock is determined in accordance with the rules of the Securities and Exchange Commission, and includes shares for which the holder has sole or shared voting or investment power. Shares of Common Stock subject to options currently exercisable or which become exercisable on or before November 29, 1999 are deemed to be beneficially owned and outstanding by the person holding such options and are included for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. The inclusion of any shares of Common Stock deemed beneficially owned does not constitute admission of beneficial ownership of those shares.
(2) Percentage ownership is based on 55,525,248 shares which will be issued and outstanding after the issuance of the Contribution Shares pursuant to the Merger Agreement, plus any shares subject to issuance upon exercise of options held by the person or entity in question that were exercisable on or exercisable within 60 days after October 1, 1999.
(3) Includes 49,999 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Company's 1995 Equity Incentive Plan.
(4) Consists of shares of Common Stock owned by CMGI. Mr. Wetherell serves as Chairman of the Board of Directors, President, Chief Executive Officer and Secretary of CMGI and Mr. Hajducky serves as Chief Financial Officer and Treasurer of CMGI, and both Messrs. Wetherall and Hajducky disclaim beneficial ownership of all 44,625,835 shares of Common Stock.
(5) Consists of 12,500 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Company's 1995 Equity Incentive Plan.
(6) Includes 41,666 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Company's 1995 Equity Incentive Plan.

  As of the date of this Proxy Statement, the Company has no commitments to issue any capital stock to any of the persons listed above.

Votes Required

  The Company. Pursuant to the NASD Marketplace Rules, the proposed issuance of Contribution Shares requires stockholder approval because a substantial stockholder of the Company, CMGI, will have a 5% or greater interest in AdKnowledge immediately prior to the Contribution closing. The affirmative vote of the holders of a majority of Common Stock present in person or represented by proxy and voting at the Meeting is required to approve such issuance. CMGI, which beneficially owns approximately 79% of the outstanding voting power of the Company, has already agreed to contribute its New AdKnowledge Common Shares to the Company in the Contribution and to vote in favor of the issuance of the Contribution Shares to CMGI as a result of such contribution.

  AdKnowledge. Approval of the Contribution requires the approval of a majority of the outstanding New AdKnowledge Common Shares. The directors, officers, founders and holders of 5% or more of the outstanding voting power of the Existing AdKnowledge Common Shares and Existing AdKnowledge Preferred Shares who will collectively beneficially own approximately 9% of the New AdKnowledge Common Shares upon the consummation of the Merger have already executed shareholder support agreements agreeing to vote in favor of the Contribution. In addition, CMGI, which will beneficially own approximately 88% of the New AdKnowledge Common Shares upon the consummation of the Merger, has agreed to vote in favor of the Contribution.

Board Approvals

  The respective boards of directors of the Company, CMGI and AdKnowledge have voted to approve the Contribution.

Regulatory Approvals

  Hart-Scott-Rodino. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, including the rules and regulations promulgated thereunder, the Transactions may not be consummated until notifications have been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and specified waiting period requirements have been satisfied. The Company, CMGI and AdKnowledge filed a premerger notification and report form with the FTC and the Antitrust Division on October 29, 1999 and the FTC granted early termination of the waiting period on November 15, 1999.

  Qualification of Shares. It is a condition to the closing of the Contribution that the California Department of Corporations has issued a permit qualifying the Contribution Shares pursuant to the California General Corporation Law and there shall not be in effect any stop order suspending the effectiveness of the permit or any proceedings seeking such a stop order. The California Department of Corporations issued a permit qualifying the Contribution Shares on November 16, 1999.

  Nasdaq National Market Quotation. It is a condition to the closing of the Contribution that the Contribution Shares be listed on the Nasdaq National Market.

Timing of the Transactions

  The closing of the Merger and the subsequent closing of the Contribution are expected to occur on or about November 23, 1999 and December 23, 1999, respectively.

Interests of Certain Persons in the Transactions

  No director or executive officer of the Company who has served in such capacity since August 1, 1998, no nominee for director of the Company, nor any associate of any of the foregoing persons, has any direct or indirect substantial interest in the Contribution or the Transactions. Mr. Kauffman will receive a cash bonus upon the consummation of the Transactions. No affiliate of CMGI and the Company (other than each other) has any direct or indirect material interest in the Transactions described in the Merger Agreement.

Auditors

  It is expected that a representative of KPMG LLP will be present at the Meeting and will be available to respond to appropriate stockholders' questions with respect to the Contribution and to make a statement if he or she desires to do so.

                               Other Agreements

  The Escrow Agreement. An aggregate of $19,300,000 of Merger Shares will be held in escrow for the purpose of securing the indemnification obligations of those AdKnowledge stockholders who receive Merger Shares and certain performance and employee retention milestones.

  Stockholder Support Agreements. In connection with the execution of the Merger Agreement, CMGI and the Company entered into stockholder support agreements with executive officers, founders and 5% stockholders who collectively beneficially own approximately 79% of the combined voting power of AdKnowledge. Pursuant to the stockholder support agreements, each stockholder has agreed to vote all Existing AdKnowledge Common Shares and Existing AdKnowledge Preferred Shares held by such stockholder in favor of adoption of the Merger Agreement and the Merger and the Contribution and has agreed to grant CMGI an irrevocable proxy to vote his or her shares in favor of adopting the Merger Agreement and effecting the Merger and the Contribution. The stockholder support agreements will terminate upon the earlier of the closing of the Contribution or any termination of the Merger Agreement.

  Lock-Up Agreements. Stockholders of AdKnowledge holding an aggregate of approximately 97% of the fully-diluted Existing AdKnowledge Common Shares will execute lock-up agreements providing that the signing stockholders shall not:

    (a) except with the prior written approval of CMGI, directly or indirectly offer to sell, contract to sell or otherwise sell or dispose of any of the Merger Shares issued in the Merger (other than the escrow shares) for a period of thirty (30) days following the Merger Effective Time. After such period, this restriction shall lapse at the rate of one-twelfth of the shares per month, commencing at the beginning of each month.

    (b) except with the prior written approval of the Company, directly or indirectly offer to sell, contract to sell or otherwise sell or dispose of any of the Contribution Shares for six months following the Contribution closing or the Short-Form Merger closing, as appropriate. Subject to any other restrictions, including but not limited to, the vesting of such shares, following that six month date, a stockholder may offer to sell, contract to sell or otherwise sell or dispose of all of such Contribution Shares.

  The lock-up agreements permit a stockholder to transfer shares to his or her spouse or children or to trust established for the benefit of the stockholder or his or her spouse or children or an entity owned by such trust.

AdKnowledge Management's Discussion and Analysis of Financial Condition and Results of Operations

  Some of the statements contained in this section are forward-looking and include statements about AdKnowledge's plans, objectives, expectations and intentions that are not historical facts. When used in this document, the words expects, anticipates, intends, plans, believes, seeks and estimates and similar expressions are generally intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this document. These forward-looking statements involve risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements.

Overview

  AdKnowledge is a leading independent provider of comprehensive Internet advertising management and analysis services for marketers and advertising agencies. AdKnowledge began operations on July 10, 1996 and spent the first nine months of its operations developing its first product, ClickWise, a software package designed to enable Web sites to manage their advertising inventory. In early 1997, AdKnowledge began licensing its ClickWise product, and its consolidated revenues during 1997 were generated exclusively from software licenses and service and support contracts.

  Shift in Focus to the Buyers of Web Advertising. On December 31, 1997, AdKnowledge acquired Focalink Communications, Inc. This acquisition enabled AdKnowledge to accomplish a strategic objective of offering Internet-accessible products and services to the buyers of Web advertising. Following the acquisition of Focalink, AdKnowledge was able to offer agencies and marketers centralized, outsourced ad serving and a media planning module. AdKnowledge began generating revenues from these products in January 1998. In the second half of 1998, AdKnowledge developed campaign management and basic reporting modules which, along with Focalink's original service offerings, comprise the AdKnowledge System.

  In the first half of 1998, AdKnowledge discontinued its sell-side ClickWise product and service offering and began to focus exclusively on products and services for the buyers of Web advertising. In June 1998, AdKnowledge transferred its ClickWise client base to DoubleClick, an Internet advertising management company, in exchange for royalties. AdKnowledge does not expect to receive significant future revenues from this arrangement.

  Revenue Model. Since January 1, 1998, substantially all of AdKnowledge's revenues have been generated from ad delivery and, to a lesser extent, associated management services. Fees for ad delivery are generally charged on a cost-per-thousand ads served basis, commonly referred to as "CPM." In accordance with market practice, clients with higher expected ad volumes are generally charged a lower ad serving rate.

  In addition to billings for ad delivery, AdKnowledge charges fees for use of its planning, campaign management and reporting modules provided through the AdKnowledge System. Fees for use of these modules are negotiated with each individual client and generally include monthly usage fees over the term of the contract. Although several of AdKnowledge's clients have contracts with terms ranging from one to three months or over a single advertising campaign, contracts with the majority of its new clients have a term of 12 months. AdKnowledge expects to increase the number of clients with subscription-based, 12-month contracts in the future.

  Trends in Revenues. AdKnowledge's ad delivery revenues generally have increased in every quarter, and it expects ad delivery revenues to continue to increase in future periods due to continued growth in the volume of ads it serves. In 1998 and the first nine months of 1999, AdKnowledge delivered 2.9 billion, and 7.4 billion ads and expects this trend to continue. AdKnowledge expects continued declines in the rates it charges for ad delivery due to competitive pressure on standard ad delivery rates and an expected increase in the number of its high volume clients. AdKnowledge periodically reviews its pricing model in response to market trends and conditions.

  In the future, AdKnowledge expects that the primary driver of its revenue growth and, ultimately, the primary determinant of its ability to achieve and maintain profitability, will be AdKnowledge eAnalytics, a service offering that incorporates advanced campaign management and analysis functionality. In future periods, AdKnowledge expects that an increasing portion of its revenues will be attributable to AdKnowledge eAnalytics. The AdKnowledge eAnalytics services have not yet generated significant revenues, and there can be no assurances as to when or whether they will do so.

  AdKnowledge is currently introducing AdKnowledge eAnalytics to the market and is testing its pricing through preliminary commercial sales to its clients. AdKnowledge expects that fees for AdKnowledge eAnalytics products will be based on the number and complexity of individual reports or groups of reports generated for its clients and on the corresponding volume of data analyzed. AdKnowledge expects that AdKnowledge eAnalytics services will be priced either on a per-report basis or as a premium to its current CPM-based pricing. In the future, it may also earn project-based fees for custom data mining and data integration services.

Relationship Between Revenues and Associated Costs

  Cost of revenues in 1997 reflected customer service and support activities in connection with the ClickWise product. Since January 1, 1998, cost of revenues has consisted primarily of: (a) salaries and personnel costs associated with the maintenance of AdKnowledge's operational infrastructure and customer service and support activities; (b) fees paid to Internet hosting service providers; and (c) depreciation expense associated with ad delivery and reporting equipment.

  Exclusive of Internet hosting services, which comprised 23% of total cost of revenues in the first nine months of 1999, AdKnowledge believes that it is capable of accommodating greater ad volumes than it serves today without a proportional increase in its cost of revenues. Due to the costs of building out and maintaining its ad serving capacity and its operations and client services departments in anticipation of future growth, AdKnowledge has generally experienced negative gross margins since January 1, 1998.

  AdKnowledge believes that its gross margins will improve to the extent that it succeeds in the initiatives discussed below. AdKnowledge cannot be certain, however, that it will be able to successfully implement these initiatives or, if implemented, that these initiatives will have the positive effect on gross margin that it expects. These initiatives include:

    (a) Increasing the number of ads it serves. AdKnowledge is currently experiencing significant growth in its ad serving volume and expects this growth to continue in the future. It believes that increasing ad volumes will result in economies of scale and generally a lower average cost to deliver each ad. AdKnowledge believes that it can achieve these economies of scale because increased volume will enable it to negotiate preferable Internet service rates with network providers. In addition, it expects that minimal additions to its current operations staffing will be required to maintain and monitor a significantly greater number of ads than it serves today.

    (b) Improving the efficiency of its ad serving equipment. A significant portion of AdKnowledge's research and development activities is devoted to providing enhancements to software, hardware and network infrastructure to achieve greater ad serving capacity with its current level of ad delivery and reporting equipment. AdKnowledge expects these enhancements to result in a reduction in required capital expenditures and, therefore, in declining depreciation charges, in connection with incremental increases in ad volume.

    (c) Increasing the number of high-volume clients. AdKnowledge is currently experiencing growth in its number of high-volume clients and expects this growth to continue in the future. Such growth is expected to result in economies of scale for client services as the number of client service specialists is determined more by the number of clients and campaigns managed than by aggregate ads served.

    (d) Developing AdKnowledge eAnalytics as an emerging revenue stream. AdKnowledge eAnalytics is currently at a preliminary commercial stage and the potential margins on these services are currently unknown. However, AdKnowledge eAnalytics is positioned to be a premium service to traditional ad delivery and AdKnowledge expects that the incremental cost of revenues, including data storage and personnel-related costs, will be minimal over the mid- to long-term.

Acquisition Transaction

  AdKnowledge acquired Focalink for a purchase price of approximately $5.5 million, consisting of approximately $3.1 million in AdKnowledge shares and warrants, $2.2 million in liabilities assumed and transaction costs of approximately $208,000. The acquisition was accounted for under the purchase method of accounting and resulted in an expense of $804,000 in the fourth quarter of 1997 for the write-off of purchased in-process research and development that had not yet reached technological feasibility and had no alternative future use. Purchased technology and goodwill, totaling approximately $3.2 million, were recorded in connection with the acquisition and are being amortized on a straight-line basis over three and five years. As of September 30, 1999, approximately $1.4 million of this amount had been amortized to expense. In the fourth quarter of 1999, and in years 2000, 2001 and 2002, an additional $0.2 million, $0.8 million, $0.4 million and $0.4 million of this purchased technology and goodwill will be amortized to expense.

Results of Operations

  The following table shows selected line items from AdKnowledge's audited annual and unaudited interim statements of operations.

                             Period from
                            July 10, 1996                      Nine Months
                              (Date of      Years Ended           Ended
                            Inception) to   December 31,      September 30,
                            December 31,  -----------------  -----------------
                                1996       1997      1998     1998      1999
                            ------------- -------  --------  -------  --------
                                                               (Unaudited)
Revenues...................     $ --      $   564  $  2,421  $ 1,667  $  3,443
Cost of revenues...........       --          209     3,109    2,050     4,223
                                -----     -------  --------  -------  --------
  Gross profit (loss)......       --          355      (688)    (383)     (780)
                                -----     -------  --------  -------  --------
Operating expenses:
  Research and
   development.............       112       1,567     2,651    1,695     5,399
  Sales and marketing......        24         575     2,963    2,060     3,194
  General and
   administrative..........        27         265     2,281    1,755     3,164
  Amortization of
   intangible assets.......       --          --        766      574       574
  Stock-based
   compensation............       564          98       807      640       700
  Acquisition of in-process
   research and
   development.............       --          804       --       --        --
                                -----     -------  --------  -------  --------
Total operating expenses...       727       3,309     9,468    6,724    13,031
                                -----     -------  --------  -------  --------
Loss from operations.......      (727)     (2,954)  (10,156)  (7,107)  (13,811)
Interest income (expense),
 net.......................        (2)         40      (102)     (40)     (335)
                                -----     -------  --------  -------  --------
Net loss...................     $(729)    $(2,914) $(10,258) $(7,147) $(14,146)
                                =====     =======  ========  =======  ========

Nine Months Ended September 30, 1998 and 1999

  Revenues. Revenues increased from $1.7 million in the first nine months of 1998 to $3.4 million in the first nine months of 1999, an increase of 107%. This increase was due primarily to a 320% increase in aggregate ad volume offset in part by a 31% decrease in the average revenue derived per ad served. The overall increase in revenues was also partially offset by the recognition in the first nine months of 1998 of approximately $146,000 of ClickWise license and support revenues and $276,000 derived from delivery of ads on behalf of Web network sites, both of which were discontinued in 1998. The overall increase in ad volumes between the periods resulted substantially from the addition of new agency and marketer clients, partially offset by decreases in volume attributable to the discontinuation of ad serving for Web network sites. Excluding revenues generated from DoubleClick royalties, ClickWise and ad serving for Web network sites, revenues from ad delivery, media planning and associated management services increased from $1.2 million to $3.3 million, or by 177%, from the first nine months of 1998 to the first nine months of 1999. No single client, or group of affiliated clients, comprised 10% or greater of AdKnowledge's consolidated revenues in the first nine months of 1998 or 1999.

  Cost of Revenues. Cost of revenues increased from $2.1 million in the first nine months of 1998 to $4.2 million in the first nine months of 1999. Total cost of revenues consists primarily of personnel-related costs of AdKnowledge's operations and customer support organizations, as well as third-party Internet hosting service costs and depreciation of ad serving and reporting equipment. Since September 30, 1998, AdKnowledge has increased the number and experience-level of its operations personnel and has acquired significant capital assets in order to provide additional capacity and operational redundancy. This trend continued into the fourth quarter of 1999 and AdKnowledge expects it to continue in the future. The increase in capital assets has resulted in increased depreciation expense and Internet service costs necessary to co-locate and connect AdKnowledge's equipment to the Internet.

  Research and Development. Research and development expenses consist primarily of personnel and related costs associated with developing technology to expand the features and functionality of AdKnowledge's products and to make efficiency improvements in the design and deployment of its ad serving and reporting assets. Research and development expenses were $1.7 million in the first nine months of 1998 and $5.4 million in the first nine months of 1999. This increase of approximately $3.7 million was due primarily to increased personnel and consulting expenses. Of this increase, AdKnowledge incurred a total of approximately $2.0 million of personnel, consulting and overhead expenses for the development and preliminary delivery of its AdKnowledge eAnalytics product offering in the second and third quarters of 1999. In the fourth quarter of 1999, AdKnowledge expects to incur significant additional consulting expenses in connection with its AdKnowledge eAnalytics development. Through September 30, 1999, all research and development costs have been expensed as incurred. AdKnowledge believes that continued investment in research and development is critical to attaining its strategic objectives and, as a result, expects research and development expenses to continue to increase in future periods, particularly in connection with further development of the AdKnowledge eAnalytics service offering.

  Sales and Marketing. Sales and marketing expenses consist primarily of personnel and related costs, including commissions, travel, advertising, trade show costs and marketing materials expenses. Sales and marketing expenses were $2.1 million in the first nine months of 1998 and $3.2 million in the first nine months of 1999. This increase of approximately $1.1 million was due primarily to an increase in sales personnel costs, particularly in commissions and travel, and increased expenditures in connection with tradeshows. AdKnowledge expects sales and marketing expenses to increase in future periods as it hires additional sales personnel, expands into new markets and continues to promote its services and product offering.

  General and Administrative. General and administrative expenses consist primarily of personnel and related costs associated with AdKnowledge's executive and financial functions, as well as professional service fees and general corporate costs. General and administrative expenses were $1.8 million in the first nine months of 1998 and $3.2 million in the first nine months of 1999. In the third quarter of 1999, AdKnowledge recorded charges to general and administrative expenses of $0.8 million for the write-off of deferred initial public offering costs and of $0.2 million for legal fees incurred in connection with its pending acquisition by Engage Technologies, Inc. AdKnowledge expects that it will continue to incur significant acquisition-related expenses through the fourth quarter of 1999. In addition, in both the third quarters of 1998 and 1999, general and administrative expenses included compensation attributable to the forgiveness of related party notes receivable of approximately $0.3 million. AdKnowledge expects general and administrative expenses to increase in future periods as it hires additional personnel and incurs additional costs related to the growth of its business.

  Stock-Based Compensation. Since inception and through September 30, 1999, AdKnowledge has recorded aggregate deferred stock-based compensation of approximately $7.1 million for the difference between the exercise price and the deemed fair value of common stock issuable upon the exercise of certain stock options granted to employees. This deferred stock-based compensation is being amortized over the vesting periods of the related options. AdKnowledge recognized expense of $0.6 million in the first nine months of 1998 and $0.7 million in the first nine months of 1999 in connection with the amortization of stock-based compensation. The expense recognized in the first nine months of 1998 reflects the amortization of approximately $130,000 of expense attributable to 294,697 stock options that were both granted and fully vested in the first quarter of 1998. As of September 30, 1999, deferred stock-based compensation of $5.4 million will be amortized to expense over the remaining vesting periods of the related options. Of this amount approximately $0.4 million, $1.6 million, $1.5 million, $1.3 million and $0.6 million will be amortized to expense in the fourth quarter of 1999 and in 2000, 2001, 2002 and 2003.

Periods Ended December 31, 1996, 1997 and 1998

  Revenues. In 1996, AdKnowledge was a development stage company and had no revenues. In 1997, AdKnowledge's revenues of approximately $0.6 million were generated exclusively from the licensing of its ClickWise product and from the sale of software licenses and, to a lesser extent, service and support contracts. In 1998, its revenues of $2.4 million were generated principally from ad delivery and associated ad management services. Of the $2.4 million of 1998 revenues, approximately $0.4 million are nonrecurring due to the discontinuation of ad serving for sites and the ClickWise product. No single client, or group of affiliated clients, comprised 10% or greater of AdKnowledge's consolidated revenues in 1997 or 1998.

  Cost of Revenues. In 1996, AdKnowledge had no revenues or cost of revenues. In 1997, AdKnowledge's cost of revenues consisted primarily of personnel-related costs associated with its ClickWise client service and support activities. AdKnowledge recognized a gross profit of approximately $0.4 million, or 63% of revenues, during 1997. In 1998, AdKnowledge's cost of revenues consisted primarily of personnel-related costs of its operations and customer support organizations, third-party Internet hosting service costs and depreciation of ad serving and reporting equipment. Approximately 50% of AdKnowledge's total cost of revenues was comprised of payroll, consulting and recruiting expenses. Internet hosting service costs, the largest variable component of cost of revenues, were $0.4 million in 1998.

  Operating Expenses. In 1996, AdKnowledge had no material research and development, sales and marketing and general and administrative expenses. From 1997 to 1998, AdKnowledge experienced a substantial increase in its overall business activities. In connection with its Focalink acquisition on December 31, 1997, AdKnowledge increased its headcount and assumed facility leases for office space in Palo Alto, California and in New York City. During 1998, AdKnowledge disposed of property and equipment that resulted in a loss of approximately $0.2 million and incurred significant expenses in connection with the recruitment and compensation of certain executive officers. During 1998, AdKnowledge also significantly increased its sales and marketing activities, and developed and began to sell the AdKnowledge System. Approximately 74% of total research and development, sales and marketing and general and administrative expenses were comprised of payroll, consulting and recruiting costs during 1998.

  Acquisition of In-Process Research and Development and Amortization of Intangible Assets. AdKnowledge acquired Focalink on December 31, 1997 and recorded an expense of $804,000 for the write-off of purchased in-process research and development that had not yet reached technological feasibility and had no alternative future use. Purchased technology and goodwill, totaling approximately $3.2 million, were recorded in connection with the acquisition and, beginning January 1, 1998, are being amortized on a straight-line basis over three and five years. In 1998, AdKnowledge recorded amortization of intangible assets of approximately $0.8 million.

  The amount allocated to the in-process technology represented the purchased in-process technology for three projects that had not reached technological feasibility and had no alternative future use. The three projects comprised a campaign management module and enhanced versions of centralized outsourced ad serving and media planning services. Upon completion, these projects were to become the central modules of the AdKnowledge System. The campaign management module and the AdKnowledge System were introduced in the third and fourth quarters of 1998. The value of these projects was determined by estimating the costs to develop the purchased in-process technology into commercially viable services; estimating the resulting net cash flows from the sale of services resulting from the completion of the projects, reduced by the portion of the revenues attributable to core technology; and discounting the net cash flows back to their present value using discount rates of approximately 30%.

  The nature of the efforts to develop the purchased in-process technology into commercially viable services principally related to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the services can be produced to meet their design specifications, including function, features and technical performance requirements. The resulting net cash flows from such services were based on AdKnowledge's estimates of revenues, cost of revenues, research and development costs, sales and marketing costs, and income taxes from such projects.

  The related net cash flows in 1998 and 1999 have been in excess of those projected. AdKnowledge currently believes the aggregate net cash flows originally anticipated will be realized and that there has been no material change in the expected return on investment related to these services. However, AdKnowledge cannot guarantee that it will realize revenues from these services in amounts estimated and actual revenues realized from these services may be significantly lower than expected in the future.

  Stock-Based Compensation. During 1996, AdKnowledge issued common stock to its founders under restricted purchase agreements and retained the right to repurchase the shares if these individuals terminated employment. In late 1996, it waived its right to repurchase certain of these shares and recorded stock-based compensation of $0.5 million, equal to the difference between the purchase price of the stock and its deemed fair value. In 1996, 1997 and 1998, AdKnowledge recognized stock-based compensation expense of approximately $18,000, $0.1 million and $0.8 million for the difference between the exercise price and the deemed fair value of common stock issuable upon the exercise of employee stock options. This stock-based compensation is being recognized over the vesting periods of the related options. In 1996, 1997 and 1998, options for a total of 625,000 shares, 1,827,255 shares and 6,345,885 shares of common stock were granted under its stock option programs.

Quarterly Results of Operations

  The following table sets forth unaudited quarterly consolidated statements of operations data. AdKnowledge believes that this information has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this proxy statement, and that it reflects all adjustments, consisting only of normal recurring adjustments, that it considers necessary for a fair presentation of such information in accordance with generally accepted accounting principles.

                                                Quarter Ended
                                  ---------------------------------------------
                                   Sept.    Dec.     Mar.     June
                                    30,      31,      31,      30,    Sept. 30,
                                   1998     1998     1999     1999      1999
                                  -------  -------  -------  -------  ---------
                                               (in thousands)
Revenues......................... $   595  $   755  $   644  $   992   $ 1,807
Cost of revenues.................     607    1,060    1,099    1,424     1,700
                                  -------  -------  -------  -------   -------
 Gross profit (loss).............     (12)    (305)    (455)    (432)      107
                                  -------  -------  -------  -------   -------
Operating expenses...............   2,494    2,744    3,245    3,393     6,393
                                  -------  -------  -------  -------   -------
Loss from operations.............  (2,506)  (3,049)  (3,700)  (3,825)   (6,286)
Interest income (expense), net...     (20)     (62)     (90)     (56)     (189)
                                  -------  -------  -------  -------   -------
Net loss......................... $(2,526) $(3,111) $(3,790) $(3,881)  $(6,475)
                                  =======  =======  =======  =======   =======

  AdKnowledge believes that the seasonal fluctuations in its business are trending towards those of traditional advertising, with the fourth quarter of the year expected to generate the largest relative percentage of revenues. AdKnowledge expects that the majority of its revenues in 1999 and for the foreseeable future will be generated in the second half of each year. In the future, it is also expected that the first quarter of each year, following the holiday season, will tend to contribute the lowest relative percentage to AdKnowledge's annual revenues. Excluding royalty revenues generated from DoubleClick, total revenues were approximately $558,000, $659,000, $607,000, $968,000 and $1,765,000 in the third and fourth quarters of 1998 and the first, second and third quarters of 1999.

  Cost of revenues began to increase significantly in the fourth quarter of 1998 and in the first three quarters of 1999 primarily as a result of increasing payroll-related costs. Increased consulting expenses in the first quarter of 1999 and increasing Internet hosting service costs in the second and third quarters of 1999 also contributed to the upward trend in total cost of revenues.

  In AdKnowledge's research and development, sales and marketing, and general and administrative activities, the largest single component of expenses is payroll, consulting and other personnel related costs. AdKnowledge expects that these costs will continue to comprise the largest component of its operating expenses and that they will increase in the future. Increased operating expenses in the third quarter of 1999 resulted primarily from increased consulting expenses incurred in connection with AdKnowledge eAnalytics development, increased personnel-related costs, the write-off of deferred initial public offering costs, the forgiveness of a related party note receivable and merger-related costs.

  AdKnowledge's revenues, gross margins and other operating results have varied widely in the past and AdKnowledge expects that they will continue to vary in the future. As a result, AdKnowledge's results of operations for any particular quarter are not necessarily indicative of its results of operations for any future period. AdKnowledge's revenues and results of operations depend on a variety of factors, many of which are beyond its control.

Liquidity and Capital Resources

  Since its inception, AdKnowledge has financed its operations primarily through the private placement of equity securities and, to a significantly lesser extent, net proceeds from the issuance of notes payable and capital lease financings. As of September 30, 1999, AdKnowledge had $5.9 million in cash and cash equivalents and short-term investments and had borrowed $7.9 million under credit and capital lease facilities. Of these borrowings, approximately $0.4 million of notes payable were subject to financial covenants, including monthly liquidity, monthly quick ratio and quarterly profitability. AdKnowledge has in the past had, and may in the future have, difficulty complying with these covenants and is currently renegotiating such covenants with the lenders. Currently, AdKnowledge has available credit facilities of approximately $0.8 million.

  Net cash used in operating activities was $0.1 million in 1996, $1.9 million in 1997, $7.2 million in 1998 and $9.9 million in the first nine months of 1999. Net cash used in operating activities resulted primarily from net losses and increasing accounts receivable balances, partially offset by non-cash charges. Net cash used in operating activities was also partially offset by the timing of payable and accrued liability settlements. Net cash used in investing activities was insignificant in 1996, $0.1 million in 1997, $1.5 million in 1998 and $3.9 million in the first nine months of 1999. Net cash used in investing activities resulted primarily from capital expenditures for equipment used in ad delivery, reporting and, to a lesser extent, for research and development activities. In addition, in the first nine months of 1999, AdKnowledge purchased $2.0 million of short-term investments. Net cash provided by financing activities was $0.4 million in 1996, $2.2 million in 1997, $9.5 million in 1998 and $17.6 million in the first nine months of 1999. Through September 30, 1999, net cash provided by financing activities reflected approximately $23.1 million of net proceeds from issuance of convertible preferred stock. In addition, during the first nine months of 1999, AdKnowledge received proceeds of $5.0 million from issuance of notes payable, partially offset by $1.7 million of repayments.

  While AdKnowledge does not currently have any material commitments for capital expenditures, it plans to incur approximately $1.1 million in capital expenditures in the fourth quarter of 1999. AdKnowledge anticipates these capital expenditures will be largely incurred in connection with the maintenance and enhancement of its ad serving and reporting equipment and with hardware and software necessary for continued development of its AdKnowledge eAnalytics services. In addition, as of September 30, 1999, AdKnowledge's future minimum lease payments under noncancelable operating leases, net of sublease rental receipts, totaled approximately $5.9 million through 2004. AdKnowledge expects to continue to experience significant growth in its operating expenses for the foreseeable future and anticipates that these expenses will require a significant use of cash.

  On September 23, 1999, AdKnowledge signed the Merger Agreement pursuant to which it agreed to be acquired by the Company, a provider of products and services that enable customers to create and use profiles of individual Web visitors to target advertisements, content and e-commerce offerings. Upon completion of a number of transactions described in Note 12 of AdKnowledge's Notes to Consolidated Financial Statements appearing elsewhere in this Proxy Statement, AdKnowledge will become a wholly-owned subsidiary of the Company, which is a majority-owned subsidiary of CMGI. The Transactions are subject to certain conditions, regulatory approval and the shareholder approval of the Company and AdKnowledge.

  Under the terms of the Merger Agreement, if the effective time of the Merger has not occurred in November 1999 and subject to certain conditions, the acquiring parties will make a loan to AdKnowledge of $5.0 million.

Outstanding borrowings will be collateralized either by a security interest in AdKnowledge's intellectual property or by a warrant to purchase Existing AdKnowledge Common Shares, exercisable only upon an event of default. The loan has a one-year term and bears interest at 14%. Under certain conditions specified in the agreement, AdKnowledge's obligation to repay the loan may be forgiven. If the effective time of the Merger has not occurred in November 1999, AdKnowledge intends to immediately borrow these funds.

  AdKnowledge believes that the proceeds of its loan from the acquiring parties, together with its existing cash, cash equivalents and short-term investments, will be sufficient to meet its anticipated cash needs for working capital, repayment of debt and capital expenditures through the closing of the transactions. However, if the transactions are not consummated by February 1999, AdKnowledge could be required to obtain additional equity or debt financing to meet its cash requirements as an independent entity. If AdKnowledge requires additional financing in the future after failure to consummate the transactions, there can be no assurance that such financing would be available to AdKnowledge on commercially reasonable terms or at all.

Market Risk Disclosures

  AdKnowledge's exposure to market risk is principally confined to its cash and cash equivalents and available-for-sale securities, which have short maturities and, therefore, immaterial market risk.

New Accounting Pronouncements

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP No. 98-1 requires entities to capitalize costs related to internal-use software once specified criteria have been met. AdKnowledge adopted SOP No. 98-1 on January 1, 1999. The adoption of this standard did not have a material impact on AdKnowledge's results of operations, financial position or cash flows.

  In April 1998, the AICPA issued SOP No. 98-5, "Reporting on the Costs of Start-up Activities." SOP No. 98-5 requires the costs of start-up activities and organization costs to be expensed as incurred. AdKnowledge adopted SOP No. 98-5 on January 1, 1999. Because AdKnowledge has historically expensed the costs of start-up activities, the adoption of this standard did not have a material impact on its results of operations, financial position or cash flows.

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. AdKnowledge will be required to adopt SFAS No. 133 on January 1, 2001. Because it does not currently hold any derivative instruments and does not engage in hedging activities, AdKnowledge does not expect that the adoption of SFAS No. 133 will have a material impact on its results of operations, financial position or cash flows.

Impact of the Year 2000 Issue

  Many existing computer systems, applications and other control devices use computer programs that recognize only two digits rather than four to define an applicable year. Therefore, any computer systems or other equipment with embedded date-sensitive technology may recognize a date using "00" as the year 1900 rather than the year 2000. This is commonly referred to as the "Year 2000 issue". In addition to affecting the functionality of AdKnowledge's own software and internal systems, the Year 2000 issue could result in system failure or miscalculations causing disruptions in the operations of business and government entities which could affect operations in any area of AdKnowledge, including its supply chain, distribution and financial organizations.

  AdKnowledge initiated a Year 2000 compliance project in the first quarter of 1999. The scope of this project includes addressing the Year 2000 issue in four key areas:

    (1) development, which includes AdKnowledge's software-based services;

    (2) operations, which includes the local area network, desktops, delivery and reporting equipment, and desktop-based software;

    (3) general and administrative, which includes voice communications equipment and service, business applications, payroll and benefits service providers, banks, general facilities, and key business relationships; and

    (4) quality assurance and testing of AdKnowledge's software-based services.

  The project consists of addressing each of these four areas in the following phases: (a) awareness; (b) assessment; (c) renovation or replacement; (d) testing and validation; (e) implementation; and (f) contingency planning.

  AdKnowledge commenced the awareness phase by establishing a Year 2000 team. The assessment phase is substantially completed with core business areas and processes identified, analyzed and the priority of their conversion or replacement determined. The investigation included specifically identifying information technology and non-information technology computer and embedded systems. Based on the investigation, AdKnowledge determined that it would be required to modify or replace certain portions of its third-party and proprietary software so that such software would properly utilize dates beyond December 31, 1999. Specific information technology and non-information technology systems in AdKnowledge were targeted for software and hardware upgrades or replacements.

  Also during the assessment phase, AdKnowledge commenced formal communications with its significant suppliers to determine the extent to which it is vulnerable to those third parties' failure to remedy their own Year 2000 issue. Computer equipment and embedded-systems vendors, business service providers and other third-party vendors, on whom AdKnowledge relies to carry out normal business operations, generally have indicated substantial remediation, or documented plans to remediate, the Year 2000 issue. Some have given written certification of internal and product compliance. Substantially all critical suppliers have indicated compliance of their product or service. AdKnowledge can provide no assurances, however, that the systems of third-party service providers on which its business operations rely will be converted in a timely fashion, or that a failure to convert by a third party, or a conversion that is incompatible with its systems, will not have a material adverse impact on its business, results of operations and financial position. Nevertheless, AdKnowledge presently believes that, based on the positive responses of most business partners, including customers and vendors, the Year 2000 issue is being diligently addressed and substantial mitigation will be achieved in most, if not all, sectors.

  To date, AdKnowledge has also substantially completed the renovation or replacement phase with respect to mission critical internal-use information technology and non-information technology systems and AdKnowledge's own proprietary software anticipated to be in use after December 31, 1999. The renovation or replacement of non-mission critical systems and embedded information technology and non-information technology systems is expected to be completed by the end of 1999. Substantially all of AdKnowledge's critical business and development computer systems have been updated with Year 2000 compliant versions of software and tested to assure that the software performs as required. Material failure by one of these systems is not expected, based on the results of testing to date. However, if such failure were to occur, it could result in interruption of AdKnowledge's normal business operations and affect its results of operations in that quarter. Year 2000 remediation efforts are not expected to materially impact or delay other information technology projects or new service introductions.

  The process of testing, validating and implementing Year 2000 corrections in AdKnowledge's proprietary software is substantially complete. In addition, certain of AdKnowledge's proprietary software scheduled for release in late 1999 is in its final development and testing phases. Based on remediation and testing results achieved to date, AdKnowledge expects that the Year 2000 compliant versions of its software will be fully functional and will not result in any Year 2000-related failure. However, if such failure were to occur, it could result in interruption of AdKnowledge's normal business operations and affect its ability to provide its services to, and satisfy and retain, its clients. AdKnowledge believes, however, that its Year 2000 efforts mitigate the possibility of such interruptions.

  AdKnowledge is currently progressing in the contingency planning phase with the development of a comprehensive contingency plan that is intended to mitigate possible disruptions that may occur due to material Year 2000-related failures in any of the core business areas or processes. AdKnowledge has begun to address contingency plans in the event of either its own software failure or the failure of any critical third-party provider of goods or services, including Internet hosting service providers. In general, third-party vendors have indicated virtually complete product and service compliance and substantially complete internal compliance. Although AdKnowledge will identify alternative vendors for some critical items, and continue to maintain a redundant and geographically distributed ad delivery and reporting capability, it does not expect failures in this area to be significant. AdKnowledge has determined that it is not practicable to identify or arrange for secondary backup services for such critical functions as electricity, telephone, banking and government services on which it must rely. Therefore, it continues to seek information on the status of each of these service providers. AdKnowledge's Year 2000 committee will continue to address options for mitigating failures in these areas as part of its contingency plan.

  AdKnowledge's contingency plan for handling its proprietary software and hardware service compliance consists principally of having available appropriate engineering personnel to address problems that may occur. As AdKnowledge continues to test its software for Year 2000 readiness, it expects such issues, if any, to be insignificant and to be handled in the normal course of business by existing engineering staff.

  AdKnowledge's estimates of the expected costs to complete the Year 2000 project are based on the results of the assessment, renovation or replacement, and testing completed to date. The computer products purchased and used by AdKnowledge consist substantially of new or relatively new equipment that are certified Year 2000 compliant by the manufacturer. The principal software platforms used by AdKnowledge in research and development activities, ad delivery and reporting and most of its other operations are the latest versions which have been represented by their manufacturers as Year 2000 compliant.

  Based on the above facts, AdKnowledge estimates the total cost for the Year 2000 project is $670,000. Estimated costs incurred through September 30, 1999 related to the Year 2000 project are $624,000, all of which have been expensed in the period incurred. Most of AdKnowledge's Year 2000 project expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees and consultants in the evaluation process and Year 2000 compliance matters generally. There can be no assurance, however, that these cost estimates will be achieved and actual results could differ materially from these estimates. Specific factors that might cause such differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer code, the failure of third parties which are material to AdKnowledge's operations to mitigate their own Year 2000 issues, and similar uncertainties. However, AdKnowledge is continuing to pursue the Year 2000 issue, and believes that, once all phases of the project have been completed and contingency plans have been explored and put in place, AdKnowledge will be able to significantly reduce the impact of any Year 2000-related disruptions that may occur.

                        Background of the Transactions

  The Company is regularly involved in the review of private and public companies with which it may form strategic partnerships to further its objectives in the Internet commerce market. During the course of 1999, the Company was made aware of AdKnowledge in the course of its evaluation of companies with complementary products and services for purposes of joint business development activities.

  In late July 1999, the Company was made aware of the opportunity to acquire AdKnowledge by Broadview International, L.L.C. On or about July 27, 1999, the Company and AdKnowledge entered into a confidentiality agreement providing for the exchange of certain confidential information. On August 5, 1999, the Company retained the services of Goldman Sachs & Co., Inc. as financial advisors to the Company related to the potential acquisition. On August 18, 1999, the Company's Board of Directors met to discuss the potential acquisition. Paul Schaut, the Chief Executive Officer and President and a director of the Company, presented a recommendation to acquire AdKnowledge to the Board of Directors if the parties could reach reasonable terms. The Board of Directors approved this recommendation and authorized management to initiate negotiations with AdKnowledge. On August 12, 1999, Michael K. Baker, the Vice President and General Counsel of the Company, met with Mr. Kauffman at the offices of AdKnowledge's attorneys to initiate the due diligence process. Due diligence teams for the Company and CMGI, as well as the Company's outside counsel, accounting advisors and Goldman Sachs & Co., Inc. conducted an in-depth analysis of the technical and development status of AdKnowledge's products, plans for future products, organizational processes, and general business operations.

  Between the dates of August 12, 1999 and September 23, 1999, the respective financial and legal advisors for CMGI, the Company and AdKnowledge negotiated the terms of the Merger Agreement.

  The Company's Board of Directors met September 9, 1999 to discuss the proposed transaction. The board reviewed with management information regarding the strategic fit between the two companies, due diligence assessments, and remaining issues to be negotiated or addressed prior to execution of the definitive Merger Agreement. The board informally endorsed continuing with the negotiations.

  At several special meetings in August and September 1999, Mr. Kauffman reported to the AdKnowledge board of directors on the status of the transaction discussions with the Company and the AdKnowledge board of directors discussed various issues relating to the proposed business combination. AdKnowledge's outside counsel, Brobeck, Phleger & Harrison LLP, reviewed with the board of directors their fiduciary duties in connection with the proposed transaction.

  On September 21, 1999, at a special meeting of the CMGI board of directors, management reported on the status of the transaction discussions with AdKnowledge and the CMGI board of directors discussed various issues relating to the proposed business combination. The board considered and voted upon the proposed transaction agreement and related transactions. Following such presentations and further discussion, the execution of such documents and related matters were approved by CMGI's board of directors.

  On September 20, 1999, at a special meeting of the Company's Board of Directors, and again at a special meeting on September 23, 1999, management of the Company reported on the status of the transaction discussions with AdKnowledge and the Company's Board of Directors discussed various issues relating to the proposed business combination. The Board of Directors considered and voted upon the proposed Merger Agreement and related transactions. At the September 23, 1999 meeting, Goldman Sachs & Co., Inc. presented their views regarding the transaction from a financial point of view, including the purchase price. Following such presentations and further discussion, the execution of such documents and related matters were approved by the Company's Board of Directors.

  On September 23, 1999, the Merger Agreement was executed by the parties. On September 23, 1999, at the close of trading on the Nasdaq National Market, the Company and CMGI issued a joint press release announcing the Transactions.

          Unaudited Pro Forma Condensed Combined Financial Statements

  The following unaudited pro forma condensed combined financial statements assume a business combination between the Company and AdKnowledge accounted for as a purchase and are based on the respective historical consolidated financial statements and the notes thereto of the Company and AdKnowledge as noted below. The historical consolidated financial statements of AdKnowledge for the period from July 10, 1996 (inception) to December 31, 1996, and for the fiscal years ended December 31, 1997 and 1998, including their notes, begin on page F-1. The historical consolidated financial statements of the Company for the fiscal years ended July 31, 1997, 1998 and 1999, including their notes, are incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1999 contained in the Company's Annual Report to Stockholders (see "More Information" below). The unaudited pro forma condensed combined balance sheet combines the Company's July 31, 1999 consolidated balance sheet with AdKnowledge's June 30, 1999 unaudited consolidated balance sheet as if the Transactions occurred on July 31, 1999. The unaudited pro forma condensed combined statement of operations combine the Company's historical operating results for the year ended July 31, 1999 with the AdKnowledge operating results for the twelve months ended June 30, 1999 as if the Transactions had occurred on August 1, 1998.

  The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved if the Transactions had been consummated as of the beginning of the period presented, nor are they necessarily indicative of future operating results or financial position of the Company. The unaudited pro forma condensed combined financial statements are based on the estimates and assumptions described in the notes to those statements. The pro forma adjustments, including the purchase price allocations, are based on preliminary allocations that may change upon completion of a valuation. The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are expected to be revised upon the finalization of the valuation of the net assets of AdKnowledge acquired by the Company.

  The pro forma combined condensed financial statements should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of the Company and AdKnowledge presented in this Proxy Statement. See "Where You can Find More Information and Incorporation of Certain Documents by Reference."

                           Engage Technologies, Inc.

              Unaudited Pro Forma Condensed Combined Balance Sheet
                              As of July 31, 1999

                                 (in thousands)

                                                       Pro forma      Pro forma
                                 Engage   AdKnowledge Adjustments    as Adjusted
                                --------  ----------- -----------    -----------
Assets
Current assets:
 Cash and cash equivalents..... $112,034    $ 5,051         --        $117,085
 Available-for-sale
  securities...................    1,067      1,504         --           2,571
 Accounts receivable net of
  allowance for doubtful
  accounts.....................    5,632      1,109         --           6,741
 Prepaid expenses..............      595        382         --             977
                                --------    -------    --------       --------
   Total current assets........  119,328      8,046         --         127,374
                                --------    -------    --------       --------
Property and equipment, net....    1,801      3,367         --           5,168
Related party notes
 receivable....................      --         643         --             643
Investment in joint venture....    1,047        --          --           1,047
Other assets...................      371        287         --             658
Intangible assets, net.........   41,401      2,008     191,388 (a)    234,797
                                --------    -------    --------       --------
                                $163,948    $14,351    $191,388       $369,687
                                ========    =======    ========       ========
Liabilities and Stockholders'
 Equity
Current liabilities:
 Due to CMGI................... $    131        --          --             131
 Obligation under capital
  lease, current...............      302        647         --             949
 Notes payable, current........      --         790         --             790
 Accounts payable..............    2,987        572         --           3,559
 Accrued expenses..............    8,062        922         --           8,984
 Deferred revenue..............    4,293        408         --           4,701
                                --------    -------    --------       --------
   Total current liabilities...   15,775      3,339         --          19,114
                                --------    -------    --------       --------
Deferred revenue...............    1,508        213         --           1,721
Other liabilities..............      --          62         --              62
Notes payable, long term.......      --         868         --             868
Capital lease obligation, long
 term..........................      367      1,543         --           1,910
                                --------    -------    --------       --------
   Total liabilities...........   17,650      6,025         --          23,675
                                --------    -------    --------       --------
Stockholders' equity
 Preferred stock...............      --      27,474     (27,474)(b)        --
 Common Stock..................      487      6,645      (6,645)(b)
                                     --         --           57 (c)        544
 Warrants......................      --         558        (558)(b)        --
 Note receivable from
  stockholder..................      --         (42)        --             (42)
 Additional paid-in capital....  208,669        --      199,699 (c)    408,368
 Deferred compensation.........   (4,024)    (4,736)      4,736 (b)     (4,024)
 Accumulated other
  comprehensive (loss).........     (353)        (1)          1           (353)
 Accumulated deficit...........  (58,481)   (21,572)     21,572 (b)    (58,481)
                                --------    -------    --------       --------
   Total stockholders' equity..  146,298      8,326     191,388        346,012
                                --------    -------    --------       --------
                                $163,948    $14,351    $191,388       $369,687
                                ========    =======    ========       ========

                           Engage Technologies, Inc.
        Unaudited Pro Forma Condensed Combined Statements of Operations
                        For the year ended July 31, 1999

                                            Year Ended July 31, 1999
                                    ---------------------------------------------
                                                               Pro Forma
                                                          -----------------------
                                     Engage   AdKnowledge Adjustments     Total
                                    --------  ----------- -----------    --------
                                      (in thousands, except per share data)
Revenue:
  Product revenue.................. $ 14,167   $  2,986    $    --       $ 17,153
  Services and support revenue.....    1,856        --          --          1,856
                                    --------   --------    --------      --------
Total revenue......................   16,023      2,986         --         19,009
                                    --------   --------    --------      --------
Cost of revenue:
  Cost of product revenue..........    3,494      4,190         --          7,684
  Cost of services and support
   revenue.........................    5,957        --          --          5,957
                                    --------   --------    --------      --------
Total cost of revenue..............    9,451      4,190         --         13,641
                                    --------   --------    --------      --------
Gross (loss) margin................    6,572     (1,204)        --          5,368
                                    --------   --------    --------      --------
Operating expenses:
  In-process research and
   development.....................    4,500        --          --          4,500
  Research and development.........    8,699      4,531         --         13,230
  Selling and marketing............   12,776      3,797         --         16,573
  General and administrative.......    4,115      2,149         --          6,264
  Stock based compensation.........    5,829        633         --          6,462
  Amortization of goodwill and
   other intangibles...............    1,455        765      38,148 (a)    40,368
                                    --------   --------    --------      --------
    Total operating expenses.......   37,374     11,875      38,148        87,397
                                    --------   --------    --------      --------
Loss from operations...............  (30,802)   (13,079)    (38,148)      (82,029)
Equity in loss of joint venture....     (723)       --          --           (723)
Other expense, net.................     (478)      (228)        --           (706)
                                    --------   --------    --------      --------
Net loss........................... $(32,003)  $(13,307)   $(38,148)     $(83,458)
                                    ========   ========    ========      ========
Basic and diluted net loss per
 share............................. $  (0.89)
                                    ========
Weighted average number of basic
 and diluted shares outstanding....   35,931
                                    ========
Pro forma basic and diluted net
 loss per share....................                                      $  (2.01)
                                                                         ========
Pro forma weighted average number
 at basic and diluted shares
 outstanding.......................                                        41,596
                                                                         ========

           NOTES TO PROFORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                           Year ended July 31, 1999
  (a) Reflects additional goodwill amortization expense related to the acquisition of AdKnowledge. The pro forma adjustment is based on the assumption that the entire amount identified as goodwill in Engage's acquisition of AdKnowledge will be amortized on a straight-line basis over a five year period. The adjustment amount has been reduced by $430,000, which represents the amortization of goodwill recorded in the historical financial statements of AdKnowledge. The Company has not yet completed the valuation of the actual intangible assets acquired. When completed, certain amounts identified as intangible assets may be amortized over periods other than the five year period represented in the Pro Forma Condensed Combined Statement of Operations. Additionally, a portion of the purchase price may be identified as in-process research and development. This amount, if any, will be charged to operating results in the Company's fiscal 2000 when the acquisition accounting and valuation are determined.

  (b) Under the terms of the merger and contribution agreement, CMGI will initially acquire control of AdKnowledge through the issuance of approximately $170 million of CMGI common stock in a merger of a subsidiary of CMGI into AdKnowledge. The value of the CMGI common stock being delivered is based on $84.80, the average of the last reported sales prices of the CMGI common stock over the 45 consecutive trading days ending on September 20, 1999, which value may be adjusted upward by up to 10% or downward by up to 10% based upon the average of the last reported sales prices of such stock over the 45 consecutive trading days ending two trading days prior to the effective time of this merger.

     Upon completion of this merger, CMGI will own approximately 88% of the common stock of AdKnowledge. This merger will be followed by a contribution of AdKnowledge shares held by CMGI and AdKnowledge shareholders to the Company in exchange for approximately $193 million of the Company's common stock. The value of the Company's common stock being delivered is $31.45, the average of the last reported sales prices of the Company's common stock over the 45 consecutive trading days ending on September 20, 1999 and may be adjusted upward or downward in the same manner as the CMGI stock described above. Any remaining holders of AdKnowledge common stock will receive the Company's common stock in a short-term merger with a subsidiary of the Company.

     For purposes of the pro forma financial presentation, aggregate purchase consideration to be issued by the Company at the completion of the merger and contribution includes approximately 5.7 million common shares valued at $176.4 million, net of discount for restrictions on transferability, stock options valued at $14.3 million and estimated direct costs of the acquisition of $4.0 million.

    Included in the aggregate purchase price of $194.7 million are $19.3 million of merger shares which will be held in escrow for the purpose of securing the indemnification obligations of the AdKnowledge shareholders who receive merger shares and certain performance and employee retention milestones.

    The following represents the allocation of the estimated purchase price over the historical net book values of the acquired assets and liabilities of AdKnowledge at June 30, 1999, and is for illustrative purposes only. The actual purchase price allocation will be based on fair values will be based on the acquired assets and liabilities as of the acquisition date. In addition, the number of shares of CMGI common stock, and ultimately, the number of Engage common shares issuable to both CMGI and AdKnowledge, may change based on changes in the stock prices prior to the consummation of this transaction. Assuming the transaction occurred on August 1, 1998, the allocation would have been as follows (in thousands):

     Working capital deficit, net of cash acquired of $5,051......... $   (344)
     Property and equipment..........................................    3,367
     Other assets, including intangible assets of $504...............    1,434
     Long term liabilities...........................................   (2,686)
     Goodwill and other intangible assets............................  192,892
                                                                      --------
     Purchase price, net of cash acquired............................ $194,663
                                                                      ========

  (c) Reflects the issuance of Engage common shares to CMGI for CMGI's contribution of its AdKnowledge shares and the issuance of Engage common shares to the shareholders of AdKnowledge.

                  Description of the Company's Capital Stock

  The Company's authorized capital stock consists of 150,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, par value $.01 per share.

  The following summary description of the Company's capital stock is not intended to be complete and is qualified by reference to the provisions of applicable law and to the Company's Amended and Restated Certificate of Incorporation (the "Charter") and its Amended and Restated Bylaws.

  Common Stock. As of November 1, 1999, there were 48,707,869 shares of Common Stock outstanding and held of record by 140 stockholders. In addition, as of November 1, 1999, there were outstanding stock options for the purchase of a total of 8,898,107 shares of Common Stock. Holders of Common Stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the Meeting. Holders of Common Stock are entitled to receive ratably such lawful dividends as may be declared by the Board of Directors of the Company. However, such dividends are subject to preferences that may be applicable to the holders of any outstanding shares of Preferred Stock. In the event of a liquidation, dissolution or winding up of the affairs of the Company, whether voluntarily or involuntarily, holders of Common Stock will be entitled to receive pro rata all of the remaining assets of the Company available for distribution to its stockholders. Any such pro rata distribution would be subject to the rights of the holders of any outstanding shares of Preferred Stock. The Common Stock has no preemptive, redemption, conversion or subscription rights. All outstanding shares of Common Stock are fully paid and non-assessable. The Contribution Shares will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that the Company may designate and issue in the future. Upon the closing of the Contribution, there will be no shares of Preferred Stock outstanding.

  Preferred Stock. The Board of Directors of the Company will be authorized, subject to any limitations prescribed by Delaware law, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of Preferred Stock, in one or more series. The Board of Directors of the Company is also authorized, subject to the limitations prescribed by Delaware law, to establish the number of shares to be included in each series and to fix the voting powers, preferences, qualifications and special or relative rights or privileges of each series. The Board of Directors of the Company is authorized to issue Preferred Stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. The Company has no current plans to issue any Preferred Stock. However, the issuance of Preferred Stock or of rights to purchase Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding Common Stock.

  Section 203 of Delaware General Corporation Law. The Charter contains a provision expressly electing not to be governed by Section 203 ("Section 203") of the Delaware General Corporation Law. In general, Section 203 restricts some business combinations involving interested stockholders, defined as any person or entity that is the beneficial owner of at least 15% or a corporation's voting stock or is an affiliate or associate of the corporation or the owner of 15% or more of the outstanding voting stock of the corporation at any time in the past three years, or their affiliates. Because of such election, Section 203 will not apply to the Company.

  Limitation of Liability and Indemnification. The Charter provides that no director of the Company shall be personally liable to the Company or to its stockholders for monetary damages for breach of fiduciary duty as a director, except that the limitation shall not eliminate or limit liability to the extent that the elimination or limitation of such liability is not permitted by the Delaware General Corporation Law as it exists or may later be amended. The Charter further provides for the indemnification of the Company's directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. In addition, the Company plans to enter into indemnification agreements with its directors containing provisions which may require the Company, among other things, to indemnify its directors against various liabilities that may arise by virtue of their status or service as directors, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

  Stock Transfer Agent. The transfer agent and registrar for the Common Stock is EquiServe L.P.

                               More Information

  "Business," "Properties," "Legal Proceedings," "Market of Registrant's Common Equity and Related Stockholder Matters," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operation," "Quantitative Disclosure About Market Risk," "Financial Statement and Supplementary Data" and "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1999 contained in the Company's Annual Report to Stockholders distributed pursuant to Rule 14a-3 promulgated under the Exchange Act is hereby incorporated into this Proxy Statement by reference. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement.

  The affirmative vote of the holders of a majority of Common Stock present in person or represented by proxy and voting at the Meeting will be required to approve the issuance of the Contribution Shares to CMGI in the Contribution.

                   THE BOARD OF DIRECTORS RECOMMENDS A VOTE
             FOR THE APPROVAL OF THE INTERESTED PARTY TRANSACTION

                      APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors of the Company has appointed KPMG LLP, independent certified public accountants, to audit the Company's consolidated financial statements for the fiscal year ending July 31, 2000 and recommends that the stockholders vote for the ratification of such appointment. KPMG LLP has served as the Company's accountants since 1995. Although stockholder approval of the Board of Directors selection of KPMG LLP is not required by law, the Board of Directors believes that it is proper to provide stockholders with the opportunity to ratify the selection. If the proposal is not approved at the Meeting, the Board of Directors may reconsider its selection of KPMG LLP. A representative of KPMG LLP will be present at the Meeting and will be available to respond to appropriate stockholders' questions and to make a statement if he or she so desires to do so.

                   THE BOARD OF DIRECTORS RECOMMENDS A VOTE
              FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP

                                 OTHER MATTERS

  The Board of Directors does not know of any other matters which may come before the Meeting. However, if any other matters are properly presented to the Meeting, it is the intention of persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgement on such matters.

  The Board of Directors hopes that stockholders will attend the Meeting. Whether or not you plan to attend, you are urged to complete, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the Meeting, and your cooperation will be appreciated. Stockholders who attend the Meeting may vote their shares at the Meeting even though they have sent in their proxies.

                                       By Order of the Board of Directors,

                                       Michael K. Baker, Secretary

November 19, 1999

                                ADKNOWLEDGE INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
AdKnowledge Inc.
Report of Independent Accountants..........................................  F-2
Consolidated Balance Sheets................................................  F-3
Consolidated Statements of Operations......................................  F-4
Consolidated Statements of Shareholders' Equity............................  F-5
Consolidated Statements of Cash Flows......................................  F-6
Notes to Consolidated Financial Statements.................................  F-7

Focalink Communications, Inc.
Report of Independent Accountants.......................................... F-23
Balance Sheet.............................................................. F-24
Statement of Operations.................................................... F-25
Statement of Shareholders' Equity.......................................... F-26
Statement of Cash Flows.................................................... F-27
Notes to Financial Statements.............................................. F-28

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of AdKnowledge Inc.

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity and cash flows present fairly, in all material respects, the financial position of AdKnowledge Inc. at December 31, 1997 and 1998, and the results of its operations and cash flows for the period from July 10, 1996 (date of inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

San Jose, California
June 25, 1999

                                ADKNOWLEDGE INC.

                          CONSOLIDATED BALANCE SHEETS

                                               December 31,        September 30,
                                          -----------------------  -------------
                                             1997        1998          1999
                                          ----------  -----------  -------------
                                                                    (unaudited)
                 Assets
Current assets:
  Cash and cash equivalents.............  $  383,320  $ 1,164,577   $ 4,915,949
  Short-term investments................         --           --      1,018,293
  Accounts receivable, net of allowance
   for doubtful accounts of $114,245,
   $89,199 and $307,568 at December 31,
   1997 and 1998 and September 30, 1999,
   respectively.........................     456,771      528,501     1,579,516
  Deposits..............................         --       206,540        60,433
  Prepaid expenses and other current
   assets...............................       2,299      293,454     1,081,831
                                          ----------  -----------   -----------
   Total current assets.................     842,390    2,193,072     8,656,022
Restricted cash.........................      79,637       79,637        79,637
Related party notes receivable..........     512,751      625,023       498,317
Fixed assets............................   1,210,262    1,609,904     4,325,495
Goodwill, net...........................   2,149,096    1,719,277     1,396,913
Other intangible assets, net............   1,007,000      671,333       419,583
Other assets............................     138,442      198,990     1,321,648
                                          ----------  -----------   -----------
   Total assets.........................  $5,939,578  $ 7,097,236   $16,697,615
                                          ==========  ===========   ===========
  Liabilities and Shareholders' Equity
Current liabilities:
  Borrowings under line of credit.......  $  500,000  $       --    $       --
  Accounts payable......................     406,380    1,044,249     2,226,179
  Accrued payroll and related
   liabilities..........................     112,432      148,152       612,663
  Other accrued liabilities.............     327,348      152,565     1,103,248
  Deferred revenue......................     228,114      288,685       578,034
  Related party payable.................     401,589          --            --
  Capital lease obligations, current....     374,782      509,606       708,965
  Notes payable, current................      72,333    1,597,053     1,966,883
                                          ----------  -----------   -----------
   Total current liabilities............   2,422,978    3,740,310     7,195,972
Deferred revenue, long-term.............         --       261,684           --
Other liabilities.......................         --           --         80,250
Capital lease obligations, long-term....     515,674      902,546     1,683,714
Notes payable, long-term................     132,609      535,557     3,498,724
                                          ----------  -----------   -----------
                                           3,071,261    5,440,097    12,458,660
                                          ----------  -----------   -----------
Commitments (Note 8)
Shareholders' equity:
  Convertible Preferred Stock: no par
   value; 9,987,000 shares, 25,103,192
   shares and 41,232,478 shares
   authorized at December 31, 1997 and
   1998 and September 30, 1999,
   respectively; 9,494,377 shares,
   23,926,995 shares and 39,482,552
   shares issued and outstanding at
   December 31, 1997 and 1998 and
   September 30, 1999, respectively
   (Aggregate liquidation preference:
   $17,548,703 at December 31, 1998 and
   $31,548,704 at September 30, 1999)...   5,548,118   13,548,118    27,473,792
  Common Stock: no par value; 25,000,000
   shares, 38,896,808 shares and
   56,191,522 shares authorized at
   December 31, 1997 and 1998 and
   September 30, 1999, respectively;
   6,135,130 shares, 5,277,135 shares
   and 8,190,925 shares issued and
   outstanding at December 31, 1997 and
   1998 and September 30, 1999,
   respectively.........................   1,268,638    3,670,491     8,046,297
  Warrants..............................     247,507      519,917     2,252,414
  Note receivable from shareholder......     (38,365)     (40,535)      (42,162)
  Deferred stock-based compensation.....    (514,543)  (2,140,265)   (5,444,417)
  Unrealized loss on investments........         --           --           (584)
  Accumulated deficit...................  (3,643,038) (13,900,587)  (28,046,385)
                                          ----------  -----------   -----------
   Total shareholders' equity...........   2,868,317    1,657,139     4,238,955
                                          ----------  -----------   -----------
   Total liabilities and shareholders'
    equity..............................  $5,939,578  $ 7,097,236   $16,697,615
                                          ==========  ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                ADKNOWLEDGE INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                          For the Period
                          from July 10,
                          1996 (date of                             For the Nine Months Ended
                          inception) to  Years Ended December 31,         September 30,
                           December 31,  -------------------------  ---------------------------
                               1996         1997          1998          1998          1999
                          -------------- -----------  ------------  ------------  -------------
                                                                           (unaudited)
Revenues................    $     --     $   564,207  $  2,421,382  $  1,666,943  $   3,442,661
Cost of revenues........          --         209,001     3,109,543     2,049,686      4,222,811
                            ---------    -----------  ------------  ------------  -------------
Gross profit (loss).....          --         355,206      (688,161)     (382,743)      (780,150)
                            ---------    -----------  ------------  ------------  -------------
Operating expenses:
  Research and
   development..........      112,284      1,567,506     2,651,096     1,695,264      5,398,593
  Sales and marketing...       24,061        574,752     2,963,007     2,060,208      3,194,008
  General and
   administrative.......       26,689        265,455     2,281,452     1,754,434      3,163,970
  Amortization of
   intangible assets....          --             --        765,486       574,113        574,112
  Stock-based
   compensation.........      564,369         97,717       806,712       639,832        699,987
  Acquisition of in-
   process research and
   development..........          --         804,000           --            --             --
                            ---------    -----------  ------------  ------------  -------------
    Total operating
     expenses...........      727,403      3,309,430     9,467,753     6,723,851     13,030,670
                            ---------    -----------  ------------  ------------  -------------
Loss from operations....     (727,403)    (2,954,224)  (10,155,914)   (7,106,594)   (13,810,820)
Interest income.........           43         62,148       150,246       124,432        265,450
Interest expense........       (1,609)       (21,993)     (251,881)     (165,178)      (600,428)
                            ---------    -----------  ------------  ------------  -------------
Net loss................    $(728,969)   $(2,914,069) $(10,257,549) $ (7,147,340) $ (14,145,798)
                            =========    ===========  ============  ============  =============
Net loss per share,
 basic and diluted......    $   (0.39)   $     (0.60) $      (1.78) $      (1.29) $       (2.19)
                            =========    ===========  ============  ============  =============
Shares used in computing
 net loss per share,
 basic and diluted......    1,880,729      4,886,242     5,753,222     5,540,441      6,456,294
                            =========    ===========  ============  ============  =============


  The accompanying notes are an integral part of these consolidated financial statements.

                               ADKNOWLEDGE INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                       Convertible
                     Preferred Stock                                           Note
                         (Note 9)            Common Stock                   Receivable    Deferred    Unrealized
                  ---------------------- ----------------------                from     Stock-based     Loss on   Accumulated
                    Shares     Amount      Shares      Amount     Warrants  Shareholder Compensation  Investments   Deficit
                  ---------- ----------- ----------  ----------  ---------- ----------- ------------  ----------- ------------
Issuance of
common stock....         --  $        --  4,103,408  $   23,000  $      --   $    --    $       --       $ --     $        --
Issuance of
Series A
preferred
stock...........     525,000     105,000        --          --          --        --            --         --              --
Deferred stock-
based
compensation
related to
options
granted.........         --          --         --      175,220         --        --       (175,220)       --              --
Amortization of
deferred stock-
based
compensation....         --          --         --          --          --        --         17,678        --              --
Stock-based
compensation
related to
restricted stock
issuance........         --          --         --      546,691         --        --            --         --              --
Net loss........         --          --         --          --          --        --            --         --         (728,969)
                  ---------- ----------- ----------  ----------  ----------  --------   -----------      -----    ------------
Balance at
December 31,
1996............     525,000     105,000  4,103,408     744,911         --        --       (157,542)       --         (728,969)
Issuance of
Series B
Convertible
Preferred
Stock...........   5,512,000   2,600,010        --          --          --        --            --         --              --
Issuance of
Series C
Convertible
Preferred Stock
in connection
with
acquisition.....   3,457,377   2,843,108        --          --          --        --            --         --              --
Issuance of
Common Stock in
connection with
acquisition.....         --          --     336,909      15,892         --        --            --         --              --
Exercise of
Common Stock
options.........         --          --   1,694,813      53,117         --    (38,100)          --         --              --
Issuance of
warrants in
connection with
acquisition.....         --          --         --          --      247,507       --            --         --              --
Interest accrued
on note
receivable from
shareholder.....         --          --         --          --          --       (265)          --         --              --
Deferred stock-
based
compensation
related to
options
granted.........         --          --         --      454,718         --        --       (454,718)       --              --
Amortization of
deferred stock-
based
compensation....         --          --         --          --          --        --         97,717        --              --
Net loss........         --          --         --          --          --        --            --         --       (2,914,069)
                  ---------- ----------- ----------  ----------  ----------  --------   -----------      -----    ------------
Balance at
December 31,
1997............   9,494,377   5,548,118  6,135,130   1,268,638     247,507   (38,365)     (514,543)       --       (3,643,038)
Issuance of
Series D
Convertible
Preferred
Stock...........  11,636,298   6,448,411        --          --          --        --            --         --              --
Issuance of
Series D
Convertible
Preferred Stock
upon conversion
of notes
payable.........   2,796,320   1,551,589        --          --          --        --            --         --              --
Exercise of
Common Stock
options.........         --          --     309,535      18,335         --        --            --         --              --
Repurchase of
Common Stock....         --          --  (1,167,530)    (48,916)        --        --            --         --              --
Deferred stock-
based
compensation
related to
options
granted.........         --          --         --    2,432,434         --        --     (2,432,434)       --              --
Issuance of
warrants in
conjunction with
debt............         --          --         --          --      272,410       --            --         --              --
Interest accrued
on note
receivable from
shareholder.....         --          --         --          --          --     (2,170)          --         --              --
Amortization of
deferred stock-
based
compensation....         --          --         --          --          --        --        806,712        --              --
Net loss........         --          --         --          --          --        --            --         --      (10,257,549)
                  ---------- ----------- ----------  ----------  ----------  --------   -----------      -----    ------------
Balance at
December 31,
1998............  23,926,995  13,548,118  5,277,135   3,670,491     519,917   (40,535)   (2,140,265)       --      (13,900,587)
Issuance of
Series E
Convertible
Preferred Stock,
net of stock
issuance costs..  15,555,557  13,925,674        --          --          --        --            --         --              --
Deferred stock
compensation
related to
options
granted.........         --          --         --    4,004,139         --        --     (4,004,139)       --              --
Exercise of
Common Stock
options.........         --          --   3,031,064     359,879         --        --            --         --              --
Compensation
related to
acceleration of
vesting of
employee stock
option..........         --          --         --       14,484         --        --            --         --              --
Compensation
related to
issuance of
Common Stock to
consultant......         --          --       1,000       2,756         --        --            --         --              --
Repurchase of
Common Stock....         --          --    (118,274)     (5,452)        --        --            --         --              --
Issuance of
warrants in
conjunction with
debt............         --          --         --          --    1,732,497       --            --         --              --
Interest accrued
on note
receivable from
shareholder.....         --          --         --          --          --     (1,627)          --         --              --
Amortization of
deferred stock-
based
compensation....         --          --         --          --          --        --        699,987        --              --
Unrealized loss
on investments..         --          --         --          --          --        --            --        (584)            --
Net loss........         --          --         --          --          --        --            --         --      (14,145,798)
                  ---------- ----------- ----------  ----------  ----------  --------   -----------      -----    ------------
Balance at
September 30,
1999
(unaudited).....  39,482,552 $27,473,792  8,190,925  $8,046,297  $2,252,414  $(42,162)  $(5,444,417)     $(584)   $(28,046,385)
                  ========== =========== ==========  ==========  ==========  ========   ===========      =====    ============
                      Total
                  Shareholders'
                     Equity
                  -------------
Issuance of
common stock....   $    23,000
Issuance of
Series A
preferred
stock...........       105,000
Deferred stock-
based
compensation
related to
options
granted.........           --
Amortization of
deferred stock-
based
compensation....        17,678
Stock-based
compensation
related to
restricted stock
issuance........       546,691
Net loss........      (728,969)
                  -------------
Balance at
December 31,
1996............       (36,600)
Issuance of
Series B
Convertible
Preferred
Stock...........     2,600,010
Issuance of
Series C
Convertible
Preferred Stock
in connection
with
acquisition.....     2,843,108
Issuance of
Common Stock in
connection with
acquisition.....        15,892
Exercise of
Common Stock
options.........        15,017
Issuance of
warrants in
connection with
acquisition.....       247,507
Interest accrued
on note
receivable from
shareholder.....          (265)
Deferred stock-
based
compensation
related to
options
granted.........           --
Amortization of
deferred stock-
based
compensation....        97,717
Net loss........    (2,914,069)
                  -------------
Balance at
December 31,
1997............     2,868,317
Issuance of
Series D
Convertible
Preferred
Stock...........     6,448,411
Issuance of
Series D
Convertible
Preferred Stock
upon conversion
of notes
payable.........     1,551,589
Exercise of
Common Stock
options.........        18,335
Repurchase of
Common Stock....       (48,916)
Deferred stock-
based
compensation
related to
options
granted.........           --
Issuance of
warrants in
conjunction with
debt............       272,410
Interest accrued
on note
receivable from
shareholder.....        (2,170)
Amortization of
deferred stock-
based
compensation....       806,712
Net loss........   (10,257,549)
                  -------------
Balance at
December 31,
1998............     1,657,139
Issuance of
Series E
Convertible
Preferred Stock,
net of stock
issuance costs..    13,925,674
Deferred stock
compensation
related to
options
granted.........           --
Exercise of
Common Stock
options.........       359,879
Compensation
related to
acceleration of
vesting of
employee stock
option..........        14,484
Compensation
related to
issuance of
Common Stock to
consultant......         2,756
Repurchase of
Common Stock....        (5,452)
Issuance of
warrants in
conjunction with
debt............     1,732,497
Interest accrued
on note
receivable from
shareholder.....        (1,627)
Amortization of
deferred stock-
based
compensation....       699,987
Unrealized loss
on investments..          (584)
Net loss........   (14,145,798)
                  -------------
Balance at
September 30,
1999
(unaudited).....   $ 4,238,955
                  =============

  The accompanying notes are an integral part of these consolidated financial statements.

                                ADKNOWLEDGE INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                         For the Period
                         from July 10,
                         1996 (date of                             For the Nine Months Ended
                         inception) to  Years Ended December 31,         September 30,
                          December 31,  -------------------------  ---------------------------
                              1996         1997          1998          1998          1999
                         -------------- -----------  ------------  ------------  -------------
                                                                          (unaudited)
Cash flows from
 operating activities:
 Net loss..............    $(728,969)   $(2,914,069) $(10,257,549) $ (7,147,340) $ (14,145,798)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
 Depreciation and
  amortization.........        4,121         68,225     1,465,074     1,056,898      1,556,949
 Provision for doubtful
  accounts.............          --          87,820       199,422       153,310        218,304
 Net (gain) loss on
  disposal of property
  and equipment........          --             --        177,471        36,627           (458)
 Forgiveness of related
  party note
  receivable...........          --             --        250,000       250,000        298,979
 Noncash interest and
  other charges, net...          --             --        (20,689)      (14,951)       193,647
 Stock-based
  compensation and
  other compensation
  charges..............      564,369         97,717       806,712       639,832        717,227
 Acquisition of in-
  process research and
  development..........          --         804,000           --            --             --
 Changes in operating
  assets and
  liabilities:
  Accounts receivable..       (2,397)      (304,398)     (271,152)     (234,417)    (1,269,319)
  Deposits.............          --             --       (206,540)     (164,861)       121,107
  Prepaid expenses and
   other current
   assets..............       (5,700)         3,700      (187,996)      (57,033)      (220,895)
  Accounts payable.....        5,567         88,352       637,869       546,543      1,181,930
  Accrued liabilities..       38,749         35,163      (139,063)     (193,226)     1,415,194
  Deferred revenue.....          --         102,269       322,255       479,851         27,665
                           ---------    -----------  ------------  ------------  -------------
   Net cash used in
    operating
    activities.........     (124,260)    (1,931,221)   (7,224,186)   (4,648,767)    (9,905,468)
                           ---------    -----------  ------------  ------------  -------------
Cash flows from
 investing activities:
 Purchases of fixed
  assets...............      (37,483)      (366,959)   (1,308,583)     (906,304)    (2,704,310)
 Proceeds from sale of
  property and
  equipment............          --             --         31,882        31,882          2,200
 Purchases of short-
  term investments.....          --             --            --            --      (2,018,877)
 Maturities of short-
  term investments.....          --             --            --            --       1,000,000
 Issuance of related
  party notes
  receivable...........          --             --       (325,000)     (325,000)      (147,712)
 Decrease (increase) in
  other assets.........          --          (9,100)       89,950       106,861        (82,896)
 Increase in other
  liabilities..........          --             --            --            --          25,668
 Increase in restricted
  cash.................          --         (79,637)          --            --             --
 Cash acquired in
  acquisition of
  Focalink
  Communications, Inc..          --         305,995           --            --             --
                           ---------    -----------  ------------  ------------  -------------
   Net cash used in
    investing
    activities.........      (37,483)      (149,701)   (1,511,751)   (1,092,561)    (3,925,927)
                           ---------    -----------  ------------  ------------  -------------
Cash flows from
 financing activities:
 Issuance of loans to
  related parties......          --        (937,751)          --            --             --
 Proceeds from related
  party borrowings.....      250,000        150,000     1,150,000     1,150,000            --
 Borrowings under
  capital lease
  obligations..........          --             --        949,968       629,587        349,534
 Repayment of capital
  lease obligations....          --             --       (428,272)     (272,745)      (364,865)
 Proceeds from line of
  credit...............          --         500,000           --            --             --
 Proceeds from issuance
  of notes payable.....          --             --      1,500,000           --       4,985,000
 Repayment of notes
  payable..............          --        (117,391)      (72,332)      (54,249)    (1,667,003)
 Proceeds from issuance
  of Common Stock......       23,000         53,117        18,335        10,033        359,879
 Payment for repurchase
  of Common Stock......          --             --        (48,916)      (45,225)        (5,452)
 Proceeds from issuance
  of Preferred Stock...      105,000      2,600,010     6,448,411     6,448,411     13,925,674
                           ---------    -----------  ------------  ------------  -------------
   Net cash provided by
    financing
    activities.........      378,000      2,247,985     9,517,194     7,865,812     17,582,767
                           ---------    -----------  ------------  ------------  -------------
Net increase in cash
 and cash equivalents..      216,257        167,063       781,257     2,124,484      3,751,372
Cash and cash
 equivalents at
 beginning of period...          --         216,257       383,320       383,320      1,164,577
                           ---------    -----------  ------------  ------------  -------------
Cash and cash
 equivalents at end of
 period................    $ 216,257    $   383,320  $  1,164,577  $  2,507,804  $   4,915,949
                           =========    ===========  ============  ============  =============

  The accompanying notes are an integral part of these consolidated financial statements.

                               ADKNOWLEDGE INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (Information as of and relating to the nine months ended September 30, 1998 and 1999 is unaudited)

Note 1--The Company and Summary of Significant Accounting Policies:

 The Company

  AdKnowledge Inc., formerly ClickOver, Inc. (the "Company"), is a provider of comprehensive internet advertising management and analytic services for marketers and advertising agencies.

  The Company was incorporated in California on July 10, 1996 under the name of ClickOver, Inc. On February 6, 1998, the Company changed its name to AdKnowledge Inc.

 Basis of presentation

  The Company has incurred losses and negative cash flows from operations since inception. The Company's activities have been primarily financed through private placements of equity securities, subordinated debentures and capital lease financing. Management is seeking to increase revenues through the marketing of its products and services while exploring other venues to fund working capital requirements. The Company will be required to raise additional capital through the issuance of debt or equity securities and capital lease financing. Such financing may not be available on terms satisfactory to AdKnowledge, if at all. There can be no assurance that sufficient revenues will be achieved or additional financing will be available.

 Principles of consolidation

  The consolidated financial statements include the accounts of AdKnowledge Inc. and its wholly-owned subsidiary, Focalink Communications, Inc. All significant intercompany accounts and transactions have been eliminated.

 Unaudited interim results

  The accompanying interim financial statements as of September 30, 1999, and for the nine months ended September 30, 1998 and 1999 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments necessary to present fairly the Company's financial position as of September 30, 1999 and results of operations and cash flows for the nine months ended September 30, 1998 and 1999. The financial data and other information disclosed in these notes to consolidated financial statements related to these periods are unaudited. The results for the nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Cash and cash equivalents and short-term investments

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company's short-term investments are classified as available-for-sale as of the balance sheet date and are reported at fair value, based on quoted market prices, with unrealized gains and losses recorded in shareholders' equity on the consolidated balance sheets.

                               ADKNOWLEDGE INC.

  (Information as of and relating to the nine months ended September 30, 1998 and 1999 is unaudited)


 Restricted cash

  Cash balances of $79,637 at December 31, 1997 and 1998 and September 30, 1999 were restricted from withdrawal and held by a bank in the form of certificates of deposit. These certificates of deposit serve as collateral to a letter of credit issued to the Company's landlord as a security deposit.

 Fair value of financial instruments

  Carrying amounts of certain of the Company's financial instruments including cash and cash equivalents, receivables, deposits, borrowings under line of credit, accounts payable and other accrued liabilities, and the current portion of notes payable approximate fair value due to their short maturities.

  Carrying amounts of long-term notes payable and capital leases are considered to approximate fair value based upon comparable market information available at the respective balance sheet dates.

 Concentration of credit risk

  Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents and accounts receivable. The Company deposits its cash and cash equivalents in domestic financial institutions. The Company's accounts receivable are derived from revenue earned from customers located in the U.S. AdKnowledge sells and grants credit for its services to its customers without requiring collateral or third-party guarantees. The Company monitors customers' payment history and establishes reserves for bad debt as warranted.

  At December 31, 1998, one customer accounted for 10% of total accounts receivable.

 Fixed assets

  Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 3 to 5 years. Equipment acquired under capital leases is amortized on a straight-line basis over the shorter of its lease term or estimated useful life, generally three years. When fixed assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in income.

 Long-lived assets

  The Company accounts for long-lived assets under Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires the Company to review for impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets, whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. When such an event occurs, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the undiscounted expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized. To date, no impairment loss has been recognized.

 Revenue recognition

  For the year ended December 31, 1998, the Company's revenues were derived primarily from the provision of ad delivery and associated management services to its clients. The Company recognizes revenue at the time the services are delivered, providing the Company does not have significant remaining obligations and collection of the resulting receivable is probable. The Company recognizes revenue from these services based on the

                               ADKNOWLEDGE INC.

  (Information as of and relating to the nine months ended September 30, 1998 and 1999 is unaudited)

number of advertisements delivered, as well as from monthly usage fees for the Company's Web-based advertising management system.

  For the year ended December 31, 1997, the Company's revenues were derived primarily from the sale of software licenses to Web publishers and were recognized in accordance with the provisions of Statement of Position 91-1, "Software Revenue Recognition." The Company recognized revenue from the sale of software licenses upon shipment if remaining obligations were insignificant and collection of the resulting receivable was probable. Revenue from software maintenance contracts, including amounts unbundled from product sales, was deferred and recognized ratably over the period of the contract.

 Research and development costs

  Research and development expenditures are charged to operations as incurred.

 Advertising costs

  Costs related to advertising and promotion of products is charged to sales and marketing expense as incurred. Advertising cost charged to expenses for the period from July 10, 1996 (date of inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 were approximately none, $175,251 and $292,218, respectively.

 Income taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, which requires an asset and liability approach to financial accounting and reporting for income taxes. Accordingly, deferred tax assets and liabilities arise from the differences between the tax basis of an asset or liability and their reported amounts in the financial statements, or from the tax benefit of net operating loss carryforwards. Deferred tax amounts are determined using the tax rates expected to be in effect when the taxes will actually be paid or refunds received, as provided under currently enacted tax law. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

 Stock-based compensation

  The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price of the option. The Company accounts for equity instruments issued to nonemployees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") 96-18.

 Comprehensive income

  The Company adopted the provisions of SFAS No. 130, Reporting Comprehensive Income. This statement requires companies to classify items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. The Company had no comprehensive income items to report through December 31, 1998 and an insignificant amount of unrealized loss on investments in the nine months ended September 30, 1999.

                               ADKNOWLEDGE INC.

  (Information as of and relating to the nine months ended September 30, 1998 and 1999 is unaudited)


 Segment information

  In 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS No. 131 supersedes FAS 14, "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The Company conducts its business within one business segment primarily within the U.S.

 Certain risks and uncertainties

  The Company's products and services are concentrated in the Internet advertising industry which is characterized by rapid technological advances, changes in customer requirements and evolving regulatory requirements and industry standards. Any failure by the Company to anticipate or to respond adequately to technological developments in its industry, changes in customer requirements or changes in regulatory requirements or industry standards, or any significant delays in the development or introduction of products or services, could have a material adverse effect on the Company's business and operating results.

 Recent accounting pronouncements

  In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The adoption of this standard did not have a material impact on the Company's results of operations, financial positions or cash flows.

  In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-up Activities". SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. As the Company has historically expensed these costs, the adoption of SOP 98-5 did not have a significant impact on its results of operations, financial positions or cash flows.

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133 is effective for fiscal quarters beginning after June 15, 2000. The Company is evaluating the requirements of SFAS No. 133.

Note 2--Acquisition of Focalink Communications, Inc.:

  On December 31, 1997, the Company completed its acquisition of Focalink Communications, Inc. ("Focalink") for approximately $5,505,000, including acquisition costs of $208,000 and liabilities assumed of $2,190,439. Focalink was primarily engaged in the development of software tools to evaluate, place and manage advertising campaigns on the Internet. The acquisition was accounted for as a purchase and resulted in a one-time write-off of $804,000 for purchased in-process research and development for which there was no alternative future use and for which technological feasibility has not been established. The balance of the purchase price in excess of tangible net assets acquired was allocated to purchased technology and goodwill of $1,007,000 and $2,149,096, respectively. The Company is amortizing the purchased technology and goodwill on a straight-line basis over three and five years, respectively.

                               ADKNOWLEDGE INC.

  (Information as of and relating to the nine months ended September 30, 1998 and 1999 is unaudited)


  In connection with the acquisition, the Company issued 336,909 shares of Common Stock and a total of 3,457,377 shares of Series C (issued as Series C-1, C-2 and C-3) Convertible Preferred Stock valued at an aggregate of $2,859,000 in exchange for the outstanding common and preferred stock of Focalink as well as $4,367,000 of long term debt. The Company also issued warrants to purchase 176,197 shares of Series C Convertible Preferred Stock at prices ranging from $1.80 to $7.02 per share and valued at $247,507.

  The following (unaudited) pro forma summary represents the results of operation as if the acquisition of Focalink had occurred at the beginning of the period presented.

                                                        For the
                                                      Period from
                                                     July 10, 1996
                                                       (date of
                                                     inception) to  Year Ended
                                                     December 31,  December 31,
                                                         1996          1997
                                                     ------------- ------------
   Pro forma net revenue............................  $   94,040    $1,777,911
   Pro forma net loss...............................  $4,568,637    $9,840,178

  In-process research and development charges of $804,000 were excluded from the pro forma net loss for the year ended December 31, 1996. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been effected at the beginning of the period presented and may not be indicative of future results.

                                ADKNOWLEDGE INC.

(Information as of and relating to the nine months ended September 30, 1998 and
                               1999 is unaudited)


Note 3--Supplemental Cash Flow Information:

                          For the period
                          from July 10,                               For the Nine
                          1996 (date of                               Months  Ended
                          inception) to  Year Ended December 31,      September 30,
                           December 31,  ------------------------ ---------------------
                               1996         1997         1998        1998       1999
                          -------------- -----------  ----------- ---------- ----------
                                                                       (unaudited)
Supplemental cash flow
 information:
Cash paid for interest..       $--       $    21,993  $   233,128 $  162,134 $  408,575
Supplemental noncash
 investing and financing
 activity:
Noncash assets and lia-
 bilities acquired from
 Focalink Communica-
 tions, Inc.:
  Net current liabili-
   ties.................        --          (380,303)         --         --         --
  Property and equip-
   ment, net............        --           868,367          --         --         --
  Goodwill..............        --         2,149,096          --         --         --
  Other intangible as-
   sets.................        --         1,007,000          --         --         --
  Other assets..........        --           129,342          --         --         --
  Related party pay-
   able.................        --          (250,000)         --         --         --
  Capital leases........        --          (890,456)         --         --         --
Issuance of Common
 Stock, Preferred Stock
 and warrants for
 acquisition of Focalink
 Communications, Inc....       $--       $ 3,106,507  $       --  $      --  $      --
                               ====      ===========  =========== ========== ==========
Note receivable issued
 on exercise of stock
 options................       $--       $    38,100  $       --  $      --  $      --
                               ====      ===========  =========== ========== ==========
Interest accrued on note
 receivable from
 shareholder............       $--       $       265  $     2,170 $    1,627 $    1,627
                               ====      ===========  =========== ========== ==========
Property and equipment
 acquired under capital
 leases.................       $--       $       --   $ 1,007,772 $  667,750 $1,353,840
                               ====      ===========  =========== ========== ==========
Conversion of notes
 payable to Series D
 Convertible Preferred
 Stock..................       $--       $       --   $ 1,551,589 $1,551,589 $      --
                               ====      ===========  =========== ========== ==========
Conversion of borrowing
 under line of credit to
 term note..............       $--       $       --   $   500,000 $      --  $      --
                               ====      ===========  =========== ========== ==========
Issuance of warrants in
 conjunction with debt..       $--       $       --   $   272,410 $   33,836 $1,732,497
                               ====      ===========  =========== ========== ==========

Note 4--Fixed Assets:

                                                             December 31,
                                                         ----------------------
                                                            1997        1998
                                                         ----------  ----------
   Fixed assets, net:
   Computer equipment and software...................... $1,109,710  $2,321,488
   Furniture, fixtures and office equipment.............    172,898     199,079
                                                         ----------  ----------
                                                          1,282,608   2,520,567
   Less: Accumulated depreciation and amortization......    (72,346)   (910,663)
                                                         ----------  ----------
                                                         $1,210,262  $1,609,904
                                                         ==========  ==========

                               ADKNOWLEDGE INC.

  (Information as of and relating to the nine months ended September 30, 1998 and 1999 is unaudited)


  Fixed assets includes $1,246,451 and $1,912,414 of assets under capital leases at December 31, 1997 and 1998, respectively. Accumulated amortization of assets under capital leases totaled $469,979 and $754,672 at December 31, 1997 and 1998, respectively.

Note 5--Related Party Transactions:

  At December 31, 1998, the Company had notes receivable from officers and shareholders in the amounts of $40,535, (including interest) for the purchase of common stock (included in shareholders' equity) and $625,023 which was borrowed for other personal reasons. The notes bear interest at rates of 5.56% to 5.69% and are due at various dates through March 31, 2002. Notes in the amount of $275,599 are collateralized by a deed of trust on a residence and $389,959 of the notes are collateralized by common stock of the Company. Notes in the amount of $208,385 are without recourse, except to the extent of the common stock held as collateral.

  In August 1999, the Company forgave a note receivable from an officer in an aggregate amount of $298,979, including accrued interest. Such amount was recorded as a charge to general and administrative expenses in the third quarter of 1999. Concurrent with the forgiveness of this note, the Company issued the officer a note in the amount of $147,714 for the purpose of enabling such officer to pay taxes associated with the forgiveness of the related note. This note bears interest at a rate of 5.43%, is collateralized by common stock of the Company and is payable upon the earlier of the occurrence of certain specified events or in August 2002.

  During the year ended December 31, 1998, the Company incurred $223,000 of expenses for business consulting services rendered by two shareholders and one former executive of the Company.

  In addition, the Company issued 2,345,300 shares of Series D Preferred Stock in March 1998 in exchange for a note payable to an investor in the amount of $1,300,000. The note was issued in January 1998 with warrants to purchase 117,265 shares of common stock. The warrant was cancelled in connection with the note conversion. The Company also assumed a loan in the amount of $251,589 from an investor in connection with the acquisition of Focalink, which loan was converted to 451,020 shares of Series D Preferred Stock in March 1998.

Note 6--Income Taxes:

  Deferred tax assets and liabilities consist of the following:

                                                                December 31,
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
   Deferred tax assets:
   Net operating loss carryforwards........................... $ 4,349  $ 6,367
     Accruals and reserves....................................      86      130
     Research credits.........................................     109      294
     Depreciation.............................................    (148)     119
     Other....................................................      76      104
                                                               -------  -------
                                                                 4,472    7,014
                                                               -------  -------
   Valuation allowance........................................  (4,472)  (7,014)
                                                               -------  -------
                                                               $   --   $   --
                                                               =======  =======

  Due to uncertainties surrounding the use of the deferred tax assets, a full valuation allowance has been recorded.

  At December 31, 1998, the Company had approximately $16 million of federal and $15.8 million of state net operating loss carryforwards available to offset future taxable income which expire in varying amounts

                               ADKNOWLEDGE INC.

  (Information as of and relating to the nine months ended September 30, 1998 and 1999 is unaudited)

between 1998 and 2011. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period. Given the equity changes that have occurred during the years ended December 31, 1997 and 1998, the Company has likely incurred an ownership change and the utilization of its net operating losses are subject to such limitations.

Note 7--Borrowings:

  The following amounts were outstanding at December 31, 1997 and 1998:

                               December 31,
                            -------------------
                              1997      1998
                            -------- ----------
Revolving line of credit,
 interest at prime plus 2%
 (9.75% at December 31,
 1997)(1).................  $500,000 $      --
Equipment line of credit,
 interest at prime plus 2%
 (9.75% at December 31,
 1997)(1).................   204,942        --
Term loan payable monthly
 through February 2001,
 interest at prime plus 2%
 (9.75% at December 31,
 1998)(2).................       --     500,000
Equipment loan payable
 monthly through October
 2000, interest at prime
 plus 2% (9.75% at
 December 31, 1998)(2)....       --     132,610
Note payable under
 combined master lease,
 subordinated loan
 agreement and letter of
 credit facility, interest
 at 13%(3)...................    --   1,500,000

--------
1. The revolving line of credit and equipment line of credit were converted into the respective term and equipment loans in December 1998.
2. The term loan and equipment loan are subject to various financial covenants with which the Company was in compliance at December 31, 1998
3. Under the combined master lease, subordinated loan agreement and line of credit facility, the Company has an aggregate credit facility of approximately $4,000,000. Amounts borrowed under this facility are collateralized by substantially all of the Company's assets and are subordinated to the Company's term and equipment loans. The agreement contains various financial and operating covenants with which the Company was in compliance at December 31, 1998. Under the agreement the Company has obtained a letter of credit for $526,000 used as a deposit for the lease of its corporate headquarters. If the letter of credit is drawn upon, the Company will be required to repay the amount used over a two-year period with interest at 14% per year. The Company is charged a facility fee equal to 1% of the letter of credit balance per year.

  Some of the debt and capital leases restrict the payment of dividends.

  In February 1999, the Company repaid $1,250,000 of the Note payable and converted the balance into a term note payable for $9,823 per month through August 2001 with interest at 13%. In addition, the Company borrowed an additional $1,000,000 in January 1999 with interest at 13%, and payable monthly through August 2001.

  In August 1999, the Company entered into a subordinated loan agreement and secured promissory note for $4,000,000. Amounts borrowed under this note are collateralized by substantially all of the Company's assets and are subordinated to the Company's term and equipment loans. Borrowings will be repaid in thirty-six equal monthly payments of principal and interest at a rate of 13.3% per annum, through September 2002. In connection with this note, the Company paid a facility fee of $40,000 and granted the lender warrants to purchase up to 711,112 shares of Series E Convertible Preferred Stock at an exercise price which shall be between $0.90 and

                               ADKNOWLEDGE INC.

  (Information as of and relating to the nine months ended September 30, 1998 and 1999 is unaudited)

$1.10 per share. These warrants expire at the later of 10 years from the issue date or five years from an initial public offering of the Company's common stock. The fair value of these warrants of $1,694,738, (valued under the Black-Scholes model) has been accounted for as debt discount and is included with other current and long-term assets at September 30, 1999. As of September 30, 1999, the fair value of warrants aggregating $683,451 and $1,195,110 are accounted for as debt discount and are included as components of other current assets and other assets, respectively.

  Future minimum principal payments under notes payable at December 31, 1998, are as follows:

   Year Ending
  December 31,
  ------------
    1999.......................................................... $ 1,597,053
    2000..........................................................     451,760
    2001..........................................................      83,797
                                                                   -----------
                                                                     2,132,610
    Less current portion..........................................  (1,597,053)
                                                                   -----------
                                                                   $   535,557
                                                                   ===========

  Future minimum principal payments under notes payable at September 30, 1999, are as follows:

   Period Ending
   December 31,
   -------------
     1999.......................................................... $  471,690
     2000..........................................................  2,009,747
     2001..........................................................  1,830,833
     2002..........................................................  1,153,337
                                                                    ----------
                                                                     5,465,607
     Less current portion.......................................... (1,966,883)
                                                                    ----------
                                                                    $3,498,724
                                                                    ==========

Note 8--Commitments:

 Capital and operating leases

  In November 1998, the Company entered into a new operating lease agreement for its corporate headquarters. This lease commenced in January 1999 and expires in December 2004. The Company also leases other office space and equipment under noncancelable operating and capital leases with various expiration dates through 2003. Effective July 1999, the Company entered into a new operating lease agreement for its New York office. This lease commenced in October 1999 and expires in October 2004.

  In July 1999, the Company entered into noncancelable capital leases totaling $349,534 which expire in 2003.

                               ADKNOWLEDGE INC.

  (Information as of and relating to the nine months ended September 30, 1998 and 1999 is unaudited)


  Future minimum lease payments under noncancelable operating and capital leases and future minimum sublease rental receipts under noncancelable operating leases at December 31, 1998 are as follows:

   Year Ended                                       Capital   Operating  Sublease
  December 31,                                      Leases      Leases    Income
  ------------                                     ---------  ---------- --------
    1999........................................   $ 699,319  $1,322,281 $390,912
    2000........................................     484,179   1,285,018  332,048
    2001........................................     379,617   1,219,726  256,680
    2002........................................     217,237     973,171      --
    2003........................................         --      984,788      --
    Thereafter..................................         --    1,017,068      --
                                                   ---------  ---------- --------
    Total minimum lease payments and sublease
     income.....................................   1,780,352  $6,802,052 $979,640
                                                              ========== ========
    Less: Amount representing interest..........    (368,200)
                                                   ---------
    Present value of capital lease obligations..   1,412,152
    Less: Current portion.......................    (509,606)
                                                   ---------
    Long-term portion of capital lease obliga-
     tions......................................   $ 902,546
                                                   =========


  Future minimum lease payments under noncancelable operating and capital leases and future minimum sublease rental receipts under noncancelable operating leases at September 30, 1999 are as follows:

  Period Ended                                    Capital    Operating  Sublease
  December 31,                                     Leases      Leases    Income
  ------------                                   ----------  ---------- --------
    1999.......................................  $  240,906  $  357,079 $103,233
    2000.......................................     984,743   1,428,135  332,048
    2001.......................................   1,016,843   1,375,854  256,680
    2002.......................................     580,770   1,130,064      --
    2003.......................................      52,430   1,150,100      --
    Thereafter.................................         --    1,168,604      --
                                                 ----------  ---------- --------
    Total minimum lease payments and sublease
     income....................................   2,875,692  $6,609,836 $691,961
                                                             ========== ========
    Less: Amount representing interest.........    (483,013)
                                                 ----------
    Present value of capital lease obliga-
     tions.....................................   2,392,679
                                                 ----------
    Less: Current portion......................    (708,965)
                                                 ----------
    Long-term portion of capital lease obliga-
     tions.....................................  $1,683,714
                                                 ==========

  In 1999 the Company entered into an agreement with an applications service provider which requires payments of up to $603,000 through May 2002. This agreement is cancellable upon specified conditions.

                               ADKNOWLEDGE INC.

  (Information as of and relating to the nine months ended September 30, 1998 and 1999 is unaudited)


Note 9--Convertible Preferred Stock:

  Convertible Preferred Stock at December 31, 1998 and September 30, 1999, consists of the following:

   Series                                                  Shares      Amount
   ------                                                ---------- ------------
   A....................................................    525,000  $   105,000
   B....................................................  5,512,000    2,600,010
   C-1..................................................    569,525      468,644
   C-2..................................................    605,122      497,421
   C-3..................................................  2,282,730    1,877,043
   D.................................................... 14,432,618    8,000,000
                                                         ---------- ------------
   December 31, 1998.................................... 23,926,995   13,548,118
   E.................................................... 15,555,557   13,925,674
                                                         ---------- ------------
   September 30, 1999................................... 39,482,552 $ 27,473,792
                                                         ========== ============

  The holders of Convertible Preferred Stock have various rights and preferences as follows:

 Voting

  Each share of Series A, B, C-1, C-2, C-3, D and E Convertible Preferred Stock has voting rights equal to an equivalent number of shares of Common Stock into which it is convertible and votes together as one class with the Common Stock.

  As long as at least 25% of the shares of any Series of Convertible Preferred Stock remain outstanding, the Company must obtain approval from a majority of the holders of Convertible Preferred Stock in order to (1) amend the Articles of Incorporation or by laws as related to Convertible Preferred Stock, (2) change the authorized or issued number of shares of Convertible Preferred Stock, (3) alter or change the rights, preferences or privileges of the shares of any series of Preferred Stock so as to adversely affect the shares, (4) create a new class of stock or effect a merger, consolidation or sale of assets where the existing shareholders retain less than 50% of the voting stock of the surviving entity.

 Dividends

  Holders of Series A, B, C-1, C-2, C-3, D and E Convertible Preferred Stock are entitled to receive noncumulative dividends at the per annum rate of $0.01, $0.03, $0.05, $0.21, $0.12, $0.04 and $0.63 per share, respectively, when and if declared by the Board of Directors. The holders of Series A, B, C-1, C-2, C-3, D and E Convertible Preferred Stock will also be entitled to participate in dividends on Common Stock, when and if declared by the Board of Directors, based on the number of shares of Common Stock held on an as-if converted basis. No dividends on Convertible Preferred Stock or Common Stock have been declared by the Board of Directors from inception through December 31, 1998.

 Liquidation

  In the event of any liquidation, dissolution or winding up of the Company, including a merger, acquisition or sale of assets where the beneficial owners of the Company's Common Stock and Convertible Preferred Stock own less than 50% of the resulting voting power of the surviving entity, the holders of Series A, B, C-1, C-2, C-3, D and E Convertible Preferred Stock are entitled to receive an amount of $0.20, $0.4717, $0.8451, $3.2981, $1.9129, $0.5543 and
$0.90 per share, respectively, plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of Common Stock. The remaining assets, if any, shall be distributed until the Series A, B, C-1, C-2, C-3, D and E shall have in the aggregate an amount equal to $0.80, $1.8868, $3.3804, $13.1924, $7.6516, $2.2172 and $3.60 per share. Should the Company's legally available assets be insufficient to satisfy the liquidation preferences, the funds will be distributed pro rata in proportion to the Series A, B, C-1, C-2, C-3, D and E Convertible Preferred Stock ownership.

                               ADKNOWLEDGE INC.

  (Information as of and relating to the nine months ended September 30, 1998 and 1999 is unaudited)


 Conversion

  Each share of Series A, B, C-1, C-2, C-3, D and E Convertible Preferred Stock is convertible into shares of Common Stock, at the option of the holder, according to a conversion ratio and subject to adjustment for dilution. Each share of Series A, B, C-1, C-2, C-3, D and E Convertible Preferred Stock automatically converts into the number of shares of Common Stock into which such shares are convertible at the then effective conversion ratio upon: (1) the closing of a public offering of Common Stock at a per share price of not less than $1.6629 per share as of December 31, 1998 and $2.70 per share as of September 30, 1999 with gross proceeds of not less than $10 million, (2) the consent of the holders of the majority of Convertible Preferred Stock. At December 31, 1998 the Company had reserved approximately 25 million shares of common stock for the conversion of the preferred stock. In 1999 the number of shares of common stock reserved for conversion of preferred stock was increased to approximately 42 million.

 Warrants

  At December 31, 1998, there were warrants to purchase 706,166 shares of Series D Convertible Preferred Stock at prices ranging from $0.69 to $0.90 per share, and warrants to purchase 176,197 shares of Series C Convertible Preferred Stock at prices ranging from $1.80 to $7.02 per share outstanding and exercisable. The Series C warrants were issued in connection with the acquisition of Focalink (see Note 2) and expire through 2006. The fair value of these warrants, $247,507 (valued under the Black-Scholes model) was included in the purchase price. The Series D warrants were issued in connection with the various financings in 1998 and expire at the earlier of 10 years from the issue date or five years from an initial public offering of the Company's common stock. The fair value of these warrants, $272,410 (valued under the Black-Scholes model), has been accounted for as debt discount and has been included with other current and long term assets. The Company amortized $18,753 of such discount in 1998.

  In February 1999, in conjunction with leases entered into, the Company granted the lender warrants to purchase 55,555 shares of Series E Convertible Preferred Stock at $0.90 per share. These warrants expire at the earlier of 10 years from the issue date or five years from an initial public offering of the Company's common stock. The fair value of these warrants, $37,759 (valued under the Black-Scholes model), has been accounted for as debt discount and has been included with other current and long term assets.

 Restricted Stock Purchase Agreement

  The Company sold Common Stock to certain employees under restricted purchase agreements under which the Company had the right to repurchase the shares in the event the employee terminated employment. In 1996, the repurchase right with respect to 1,952,468 unvested shares was waived. As a result, $546,691 of compensation expenses, equal to the difference between the purchase price of the stock and the then current value, was charged to operations. The repurchase right with respect to all other shares had expired at December 31, 1998.

Note 10--Stock Option Plans:

  In 1996 and 1998, the Company adopted the 1996 and 1998 Stock Option Plans (the "Plans"), respectively. The Plans provide for the granting of stock options to employees, non-employee Board members and consultants of the Company. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to Company employees. Nonqualified stock options ("NSO") may be granted to Company employees, non-employee Board members and consultants. The Company has reserved 7,521,592 and 1,372,286 shares of Common Stock for issuance under the 1996 Stock Option Plan and the 1998 Stock Option Plan, respectively.

                               ADKNOWLEDGE INC.

  (Information as of and relating to the nine months ended September 30, 1998 and 1999 is unaudited)


  Options under the Plans may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and
(ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant and the option term cannot exceed five years from the date of grant. Options are exercisable immediately, subject to a right of repurchase by the Company of unvested shares. To date, options granted generally vest over four years. At December 31, 1997 and 1998, 629,426 and 1,238,682 shares of Common Stock, including shares under unexercised options, were subject to repurchase, respectively. There were no shares subject to repurchase at December 31, 1996.

  During 1998, the Company recorded $35,263 of deferred stock compensation for the fair value of 78,367 options granted in 1998 to non-employees (valued under the Black-Scholes model). The compensation expense is being recognized over the period of service.

  The following table summarizes information about stock options at December 31, 1996, 1997 and 1998 and at September 30, 1999:

                                                                         Weighted
                          Options                                        Average
                         Available   Number of    Exercise   Aggregate   Exercise
                         for Grant    Options       Price      Price      Price
                         ----------  ----------  ----------- ----------  --------
Options reserved--1996
 Stock Option Plan......  3,321,592
Options granted.........   (625,000)    625,000  $      0.01 $    6,250  $  0.01
                         ----------  ----------              ----------
Balances, December 31,
 1996...................  2,696,592     625,000                   6,250     0.01
Options reserved........    200,000         --                      --
Options granted......... (1,827,255)  1,827,255  0.01-0.0472     73,823   0.0402
Options exercised.......        --   (1,694,813) 0.01-0.0472    (53,117)  0.0313
Options canceled........     63,000     (63,000)      0.0472     (2,972)  0.0472
                         ----------  ----------              ----------
Balances, December 31,
 1997...................  1,132,337     694,442                  23,984   0.0345
Options reserved........  4,000,000         --                      --
Stock repurchases.......  1,167,530         --                      --
Options reserved--1998
 Stock Option Plan......  1,372,286         --                      --
Options granted......... (6,345,885)  6,345,885         0.06    382,815   0.0603
Options exercised.......        --     (309,535) 0.0236-0.06    (18,335)  0.0592
Options canceled........    873,295    (873,295) 0.0236-0.06    (50,783)  0.0582
                         ----------  ----------              ----------
Balances, December 31,
 1998...................  2,199,563   5,857,497                 337,681   0.0576
Stock repurchases.......    118,274         --                      --
Options granted......... (2,857,391)  2,857,391    0.06-1.50  1,373,092   0.4805
Options exercised.......        --   (3,031,064) 0.0236-1.00   (359,880)  0.1187
Options canceled........  1,506,202  (1,506,202) 0.0472-0.50   (115,393)  0.0766
                         ----------  ----------              ----------
Balances, September 30,
 1999...................    966,648   4,177,622              $1,235,500  $0.2957
                         ==========  ==========              ==========

                               ADKNOWLEDGE INC.

  (Information as of and relating to the nine months ended September 30, 1998 and 1999 is unaudited)


                                       Options Outstanding and Exercisable
                                              at December 31, 1998
                                       ----------------------------------------
                                                         Weighted
                                                         Average     Weighted
   Range of                                             Remaining     Average
   Exercise                               Number       Contractual   Exercise
   Price                               Outstanding         Life        Price
   --------                            --------------  ------------  ----------
   $0.02360...........................         282,702         8.33   $     0.02
   $0.04717...........................         268,240         8.79   $     0.05
   $0.06000...........................       5,306,555         9.45   $     0.06
                                        --------------
                                             5,857,497
                                        ==============

  Under APB No. 25, compensation expense is recognized based on the amount by which the fair value of the underlying common stock exceeds the exercise price of the stock options at the measurement date, which in the case of employee stock options is typically the date of grant. For financial reporting purposes, the Company has determined that the deemed fair market value on the date of grant of certain employee stock options was in excess of the exercise price of the options. This amount is recorded as deferred stock-based compensation and is classified as a reduction of shareholders' equity and is amortized as a charge to operations over the vesting period of the applicable options. The vesting period is generally four years. Consequently, the Company recorded deferred stock-based compensation of $175,220, $454,718, $2,432,434, and $4,004,139 during the period from July 10, 1996 (date of inception) to December 31, 1996, during the years ended December 31, 1997 and 1998, and during the nine months ended September 30, 1999, respectively. Amortization recognized for the period from July 10, 1996 (date of inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999 totaled $17,678, $97,717, $806,712 and
$699,987, respectively. The Company's stock option grants and related deemed fair value are as follows:

                                                                     Weighted
                                           Number of    Weighted     Average
                                            Options     Average       Deemed
                                            Granted  Exercise Price Fair Value
                                           --------- -------------- ----------
   For the period from July 10, 1996
    (date of inception) to December 31,
    1996:
   Options granted at deemed fair value..        --      $ --         $ --
   Options granted below deemed fair val-
    ue...................................    625,000      0.01         0.29
                                           ---------     -----        -----
     Total...............................    625,000     $0.01        $0.29
                                           =========     =====        =====
   For the year ended December 31, 1997:
   Options granted at deemed fair value..        --      $ --         $ --
   Options granted below deemed fair val-
    ue...................................  1,827,255      0.04         0.29
                                           ---------     -----        -----
     Total...............................  1,827,255     $0.04        $0.29
                                           =========     =====        =====
   For the year ended December 31, 1998:
   Options granted at deemed fair value..        --      $ --         $ --
   Options granted below deemed fair val-
    ue...................................  6,345,885      0.06         0.50
                                           ---------     -----        -----
     Total...............................  6,345,885     $0.06        $0.50
                                           =========     =====        =====
   For the period ended September 30,
    1999:
   Options granted at deemed fair value..        --      $ --         $ --
   Options granted below deemed fair val-
    ue...................................  2,857,391      0.48         2.13
                                           ---------     -----        -----
     Total...............................  2,857,391     $0.48        $2.13
                                           =========     =====        =====

                               ADKNOWLEDGE INC.

  (Information as of and relating to the nine months ended September 30, 1998 and 1999 is unaudited)


Pro forma stock-based compensation

  The Company accounts for employee stock options under APB Opinion No. 25. Had the Company determined compensation expense under SFAS No. 123, the effect on the Company's net earnings would have been insignificant. These pro forma results are not necessarily indicative of results which may be expected in the future as additional grants are made each year and options vest over several years. The weighted average fair value of the options and warrants granted or modified for the period ended December 31, 1996, and the years ended December 31, 1997 and 1998 was $0.0022, $0.0086 and $0.0114, respectively.

  The following weighted average assumptions were used in the above calculations:

                                                       1996     1997     1998
                                                      -------  -------  -------
   Risk free interest rate...........................    6.36%    6.23%    5.24%
   Expected life..................................... 4 years  4 years  4 years
   Volatility........................................     --       --       --
   Dividend yield....................................     --       --       --

Note 11--Employee Benefit Plan:

In January 1, 1998, the Company adopted the savings plan under Section 401(k) of the Internal Revenue Code of Focalink Communications, Inc. There were no contributions made by the Company in 1998.

Note 12--Merger and Contribution Agreement (unaudited):

  On August 27, 1999, the Company filed a Registration Statement on Form S-1 with the Securities and Exchange Commission ("SEC"). On September 30, 1999, the Company filed a Request for Withdrawal of its Form S-1 with the SEC because it entered into the merger and contribution agreement described below. In connection with the withdrawal of its Form S-1, the Company recorded a charge to operations of $772,686 for the write-off of deferred initial public offering costs in September 1999.

  On September 23, 1999, the Company signed an agreement pursuant to which it agreed to be acquired by Engage Technologies, Inc. ("Engage"), a provider of products and services that enable customers to create and use profiles of individual Web visitors to target advertisements, content and e-commerce offerings. Upon completion of the transaction, the Company will become a wholly-owned subsidiary of Engage, which is a majority owned subsidiary of CMGI, Inc. ("CMGI"). Under the terms of the merger and contribution agreement, CMGI will initially acquire control of the Company through the issuance of approximately $170 million of CMGI common stock in a merger of a subsidiary of CMGI into the Company. The value of the CMGI common stock being delivered is based on $84.80, the average of the last reported sales prices of the CMGI common stock over the 45 consecutive trading days ending on September 20, 1999, which value may be adjusted upward by up to 10% or downward by up to 10% based upon the average of the last reported sales prices of such stock over the 45 consecutive trading days ending two trading days prior to the effective time of this merger.

  Upon completion of this merger, CMGI will own approximately 88% of the Common Stock of the Company. This merger will be followed by a contribution of the Company's shares held by CMGI and the Company's shareholders to Engage in exchange for approximately $193 million of Engage common stock. The value of the Engage common stock being delivered is $31.45, the average of the last reported sales prices of Engage common stock over the 45 consecutive trading days ending on September 20, 1999 and may be adjusted upward or downward in the same manner as the CMGI stock described above. Any remaining holders of AdKnowledge Common Stock will receive Engage common stock in a short-form merger with a subsidiary of Engage.

                               ADKNOWLEDGE INC.

  (Information as of and relating to the nine months ended September 30, 1998 and 1999 is unaudited)


  The transaction, which will be accounted for as a purchase, is subject to certain conditions, regulatory approval and the shareholder approval of Engage and AdKnowledge. In connection with the merger and contribution, the Company amended its Articles of Incorporation in November 1999 to authorize 114,000,000 shares of Common Stock for issuance, of which 58,000,000 shall be Common Stock, no par value, and 56,000,000 shall be Class B Common Stock, par value $0.01. In addition, the Company is authorized through this amendment to issue an additional 7,500,000 shares of Convertible Preferred Stock, designated as Series F, no par value.

Note 13--Computation of Net Loss Per Share:

  Basic net loss per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted net income per share is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common equivalent shares consist of the incremental common shares issuable upon exercise of stock options.

  A reconciliation of the numerator and denominator of basic and diluted net income per share is provided as follows:

                               For the
                             Period from
                            July 10, 1996
                              (date of                                 For The Nine Months
                            inception) to Years Ended December 31,     Ended September 30,
                            December 31,  -------------------------  -------------------------
                                1996         1997          1998         1998          1999
                            ------------- -----------  ------------  -----------  ------------
   Numerator--Net loss per
    share, basic and
    diluted:
     Net Loss..............   $(728,969)  $(2,914,069) $(10,257,549) $(7,147,340) $(14,145,798)
                              =========   ===========  ============  ===========  ============
   Denominator--Net loss
    per share, basic and
    diluted:
     Weighted average
      common shares
      outstanding..........   1,880,729     4,886,242     5,753,222    5,540,441     6,456,294
                              =========   ===========  ============  ===========  ============
   Net loss per share--
    basic and diluted......   $   (0.39)  $     (0.60) $      (1.78) $     (1.29) $      (2.19)
                              =========   ===========  ============  ===========  ============

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Focalink Communications, Inc.

  In our opinion, the accompanying balance sheet and the related statement of operations, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Focalink Communications, Inc. at December 31, 1997, and the results of its operations and cash flows for the year ended December 31, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          /s/ PricewaterhouseCoopers LLP

San Jose, California
June 25, 1999

                         FOCALINK COMMUNICATIONS, INC.

                                 BALANCE SHEET

                             Assets
Current assets:
  Cash and cash equivalents...................................... $    305,995
  Accounts receivable, net of allowance for doubtful accounts of
   $26,426 at December 31, 1997..................................      237,796
  Prepaid expenses and other current assets......................        2,300
                                                                  ------------
    Total current assets.........................................      546,091
Property and equipment, net......................................      868,367
Other assets.....................................................      129,342
                                                                  ------------
    Total assets................................................. $  1,543,800
                                                                  ============
              Liabilities and Shareholders' Equity
Current liabilities:
  Accounts payable............................................... $    312,461
  Accrued payroll and related liabilities........................       58,187
  Other accrued liabilities......................................      123,904
  Deferred revenue...............................................      125,845
  Capital lease obligations, current.............................      374,782
                                                                  ------------
    Total current liabilities....................................      995,179
Capital lease obligations, long-term.............................      515,674
Notes payable, long-term.........................................    5,027,000
                                                                  ------------
                                                                     6,537,853
                                                                  ------------
Shareholders' equity:
  Series A Preferred Stock: $0.001 par value; 2,500,000 shares
   authorized; 2,500,000 shares issued and outstanding...........        2,500
  Series B Preferred Stock: $0.001 par value; 2,700,000 shares
   authorized; 2,656,250 shares issued and outstanding...........        2,656
  Common Stock: $0.001 par value; 11,400,000 shares authorized;
   1,478,949 shares issued and outstanding.......................        1,479
  Additional paid in capital.....................................    5,285,226
  Note receivable from shareholder...............................      (10,000)
  Accumulated deficit............................................  (10,275,914)
                                                                  ------------
    Total shareholders' equity...................................   (4,994,053)
                                                                  ------------
    Total liabilities and shareholders' equity................... $  1,543,800
                                                                  ============


   The accompanying notes are an integral part of these financial statements.

                         FOCALINK COMMUNICATIONS, INC.

                            STATEMENT OF OPERATIONS

                                                                    Year Ended
                                                                   December 31,
                                                                       1997
                                                                   ------------
Revenues.......................................................... $ 1,213,704
Cost of revenues..................................................     591,448
                                                                   -----------
  Gross profit....................................................     622,256
Operating Expenses:
Research and development..........................................   3,458,826
Sales and marketing...............................................   2,431,841
General and administrative........................................     676,981
                                                                   -----------
    Total operating expenses......................................   6,567,648
                                                                   -----------
Loss from operations..............................................  (5,945,392)
Interest income...................................................      26,560
Interest expense..................................................    (339,994)
                                                                   -----------
Net loss.......................................................... $(6,258,826)
                                                                   ===========



   The accompanying notes are an integral part of these financial statements.

                         FOCALINK COMMUNICATIONS, INC.

                       STATEMENT OF SHAREHOLDERS' EQUITY

                          Preferred Stock A  Preferred Stock B    Common Stock     Additional
                          -------------------------------------------------------   Paid In
                            Shares   Amount    Shares   Amount   Shares    Amount   Capital
                          ---------- ------------------ -----------------  ------  ----------
Balances, January 1,
 1997...................   2,500,000 $ 2,500  2,656,250 $ 2,656 1,820,056  $1,821  $5,276,922
Issuance of common stock
 at $0.01...............         --      --         --      --    553,754     553      16,010
Repurchase of common
 stock at $0.01 per
 share--................         --      --         --      --   (906,053)   (906)     (8,154)
Stock options exercised
 at $0.04 per share--...         --      --         --      --     11,192      11         448
                          ---------- ------- ---------- ------- ---------  ------  ----------
Balances, December 31,
 1997...................   2,500,000 $ 2,500  2,656,250 $ 2,656 1,478,949  $1,479  $5,285,226
                          ========== ======= ========== ======= =========  ======  ==========



   The accompanying notes are an integral part of these financial statements.

                         FOCALINK COMMUNICATIONS, INC.

                            STATEMENT OF CASH FLOWS

                                                                   Years Ended
                                                                   December 31,
                                                                       1997
                                                                   ------------
Cash Flows from Operations:
Net loss.........................................................  $(6,258,826)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation...................................................      372,144
  Allowance for doubtful account.................................       26,425
  Change in assets and liabilities:
    Accounts receivable..........................................     (148,379)
    Prepaids and other current assets............................      342,867
    Other assets.................................................      (72,884)
    Accounts payable.............................................       34,698
    Deferred revenue.............................................       70,921
    Accrued liabilities..........................................          524
                                                                   -----------
      Net cash used in operating activities......................   (5,632,510)
                                                                   -----------
Cash Flows from Investing Activities:
  Acquisition of property and equipment..........................     (560,746)
                                                                   -----------
      Net cash used in investing activities......................     (560,746)
                                                                   -----------
Cash Flows from Financing Activities:
  Proceeds from demand note payable..............................    5,027,000
  Payment of demand note payable.................................       (4,502)
  Payments of principal under capital lease obligations..........      234,904
                                                                   -----------
      Cash provided by financing activities......................    5,257,402
                                                                   -----------
Net (decrease) increase in cash and cash equivalents.............     (935,854)
Cash and cash equivalents at beginning of year...................    1,241,849
                                                                   -----------
Cash and cash equivalents at end of year.........................  $   305,995
                                                                   ===========
Supplemental Disclosure of Cash Flow Activities:
  Cash paid during the year for:
    Interest.....................................................  $   339,994
                                                                   ===========
    Income tax...................................................  $     1,822
                                                                   ===========
Supplemental Disclosure of Noncash Financing and Investing Activ-
 ities:
  Acquisition of fixed assets through capital lease obligations..  $   462,672
                                                                   ===========

   The accompanying notes are an integral part of these financial statements.

                         FOCALINK COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

Note 1--Formation and Business of the Company:

 The Company

  Focalink Communications ("the Company") is a provider of Web-based software tools for evaluating, placing, and managing advertising campaigns on the Web. Its main products are Smartbanner, which is a Web advertising campaign management service and MarketMatch, which is a media planning tool. The Company is in the development stage and since inception has devoted substantially all of its efforts to developing its products, raising capital and hiring personnel.

Note 2--Summary of Significant Accounting Policies:

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with an original maturity or remaining maturity of three months or less at the time of purchase to be cash equivalents, which include money market funds and commercial paper. The Company has a certificate of deposit which is the deposit for its current facility.

 Concentration of Credit Risk

  The Company's cash and cash equivalents as of December 31, 1997 are deposited with one U.S. financial institution. The balance of such deposits exceeds federal insured amounts.

 Fair Value of Financial Instruments:

  The carrying amounts of certain of the Company's financial instruments including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair value due to their short maturities. Based upon borrowing rates currently available to the Company for loans with similar terms, the carrying value of capital lease obligations approximate fair value.

 Property and Equipment

  Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of the related assets, generally three to five years. Leased assets are amortized on a straight-line basis over the lesser of the estimated useful life or the lease term. Gains and losses upon asset disposal are recognized in operations in the year of disposition.

 Income Taxes

  Deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities, measured at tax rates that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

                         FOCALINK COMMUNICATIONS, INC.

 Revenue Recognition

  Revenues from subscriptions are recognized on a month-to-month basis. Revenues from contracts are deferred and recognized ratably over the life of the contract which is generally one year.

 Research and Development Expenditures

  Research and development expenditures are charged to operations as incurred.

 Advertising

  The Company expenses advertising costs as incurred. Advertising costs for 1997 were $1,632,398.

Note 3--Property and Equipment, Net:

  Property and equipment consist of the following:

                                                                    December 31,
                                                                        1997
                                                                    ------------
   Furniture and fixture...........................................  $   88,010
   Computer software and equipment.................................   1,255,911
                                                                     ----------
                                                                      1,343,921
   Less accumulated depreciation and amortization..................     475,554
                                                                     ----------
                                                                     $  868,367
                                                                     ==========

  Property and equipment under capital leases consist of the following:

                                                                    December 31,
                                                                        1997
                                                                    ------------
   Computer equipment..............................................  $1,158,271
   Office equipment................................................      86,078
                                                                     ----------
                                                                      1,244,349
   Less accumulated amortization...................................     469,979
                                                                     ----------
                                                                     $  774,370
                                                                     ==========

Note 4--Commitments and Capital Lease Obligations:

  The Company leases its current facilities under noncancelable operating leases expiring through December 2002.

  The Company has entered into an arrangement with a leasing company whereby the leasing company reimburses the Company for purchases of property and equipment through the use of an equipment lease line of credit.

                         FOCALINK COMMUNICATIONS, INC.

  Future minimum payments under these agreements are as follows:

                                                          Operating   Capital
                                                            Leases     Leases
                                                             1997       1997
                                                          ---------- ----------
   Year Ended December 31,
     1998................................................ $  315,531 $  496,248
     1999................................................    316,494    470,833
     2000................................................    317,181    104,581
     2001................................................    317,181        --
     2002................................................    289,990        --
                                                          ---------- ----------
   Minimum lease payments................................ $1,556,377 $1,071,662
   Less amount representing interest.....................              (181,206)
                                                                     ----------
   Present value of minimum lease payments...............               890,456
   Less current portion..................................              (374,782)
                                                                     ----------
   Amount due after one year.............................            $  515,674
                                                                     ==========

  The capital lease obligations, which expire through May 2000, are collateralized by the related assets. Under the terms of the capital lease obligations, the Company is responsible for taxes, insurance and maintenance costs.

  Rent expense was $327,429 for the year ended December 31, 1997.

  In conjunction with the capital leases, 29,269 warrants to purchase Series A preferred stock were outstanding at December 31, 1997, 700,746 warrants to purchase Series A-1 preferred stock were outstanding at December 31, 1997 and 43,438 warrants to purchase Series B preferred stock were outstanding at December 31, 1997. These warrants expire on November 30, 2005 and June 30, 2006, respectively.

Note 5--Shareholders' Equity:

 Common Stock

  The Company had certain restricted stock purchase agreements with certain employees. Under these agreements, the Company has the right to repurchase any unvested shares upon termination of employment for a period up to 90 days from the date of termination. As of December 31, 1997, 404,174 shares are unvested. The shares will vest through 1999.

 Convertible Preferred Stock

 Dividends

  The holders of shares of Series A and Series B preferred stock are entitled to receive dividends, out of any assets legally available prior and in preference to any declaration or payment of any dividend to the common stockholders, at the rate of $0.0328 and $0.128 per share per annum, respectively or if greater, amounts equal to dividends paid on the outstanding shares of common stock of the Company, when and as declared by the Board of Directors. Such dividends are not cumulative. After payment of the dividend preference, outstanding shares of Series A and Series B preferred stock shall participate with shares of common stock as to any additional declaration or payment of any dividend. As of December 31, 1997, no dividends have been declared.

 Liquidation

  In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series A and Series B preferred stock shall be entitled to receive, prior and in preference to any

                         FOCALINK COMMUNICATIONS, INC.

distribution of any assets of the Company to the holders of common stock, an amount per share equal to the sum of (i) $0.41 for each outstanding share of Series A preferred stock and $1.60 for each outstanding share of Series B preferred stock and (ii) an amount equal to declared but unpaid dividends on such shares. If upon the occurrence of such an event, the assets and funds distributed among the holders of the Series A and Series B preferred stock shall be insufficient to permit the payment of preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A and Series B preferred stock in proportion to the aggregate liquidation preference for the shares of such stock owned by each such holder.

 Conversion

  Each share of Series A and Series B preferred stock is convertible, at the option of the holder, into such number of fully paid and nonassessable shares of common stock as determined by dividing the applicable original issue price by the conversion price applicable to such share in effect at the date of conversion. Each share of Series A and Series B preferred stock shall automatically be converted into shares of common stock immediately upon the earlier of the closing of a firm commitment under written public offering in which the public offering results in $10,000,000 or more in gross proceeds to the Company and the per share price to the public which is at least $5.00. At December 31, 1997, each share of Series A and Series B preferred stock can be converted to one share of common stock, subject to adjustments under specific circumstances. The Company has reserved a total of 5,126,250 shares of common stock in the event of preferred stock conversion.

 Redemption

  The Series A and Series B preferred stock is not redeemable.

 Voting rights

  The holder of each share of Series A and Series B preferred stock is entitled to one vote for each share of common stock into which such share of preferred stock is convertible. Fractional voting rights resulting from fractional shares shall be disregarded.

 1995 Stock Option/Stock Issuance Plan

  During 1995, the Company adopted the 1995 Stock Option Plan (the "Plan"). The options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Board of Directors at the time of grant. Options are granted at an exercise price determined by the Board of Directors. Stock Purchase Rights may also be granted, either alone, in addition to, or in tandem with other awards granted under the Plan.

                         FOCALINK COMMUNICATIONS, INC.

 Activity under the Plan is as follows:

                                                  Outstanding Options
                                       ------------------------------------------
                                                                         Weighted
                             Shares                           Aggregate  Average
                            Available  Number of   Exercise   Exercise   Exercise
                            for Grant   Shares       Price      Price     Price
                            ---------  ---------  ----------- ---------  --------
   Balances, January 1,
    1997...................  255,636   1,057,008  $0.04-$0.16 $139,825    $0.13
   Options reserved........  191,983         --
   Options granted......... (134,895)    134,895         0.16   21,583    $0.16
   Options exercised.......      --      (11,192)        0.04     (448)    0.04
   Options cancelled.......  257,875    (257,875)   0.04-0.16  (32,579)    0.13
                            --------   ---------              --------
   Balances, December 31,
    1997...................  570,599     922,836  $0.04-$0.16  128,381    $0.14
                            ========   =========              ========

  As of December 31, 1997, options to purchase 240,047 shares of common stock were exercisable.

  The following table summarizes information with respect to stock options outstanding at December 31, 1997:

                                         Weighted
    Range                                 Average   Weighted             Weighted
     of                                  Remaining  Average              Average
  Exercise                    Number    Contractual Exercise   Number    Exercise
    Price                   Outstanding    Life      Price   Exercisable  Price
  --------                  ----------- ----------- -------- ----------- --------
   $0.04...................   183,667       8.7      $0.04     112,917    $0.04
   $0.16...................   739,169       9.5      $0.16     127,130    $0.16
                              -------                          -------
                              922,836                          240,017
                              =======                          =======

  The following disclosures concerning the Company's stock option plan are provided in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." The Company accounts for the plan in accordance with APB No. 25 and related Interpretations.

  The fair value of each option grant has been estimated on the date of grant using the minimum value method with the following weighted average assumptions used for grants in 1997:

      Risk free interest rate..........................................    6.23%
      Expected life.................................................... 5 years

  The weighted average fair value of the options granted in 1997 was $0.04.

Note 6--Income Taxes:

  The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using current tax laws and rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

  At December 31, 1997, the Company has federal and state net operating loss carryforwards of approximately $6,390,448 available to offset future regular and alternative minimum taxable income, if any. These operating loss carryforwards will expire between 2003 to 2011, if not utilized beforehand.

                         FOCALINK COMMUNICATIONS, INC.

  The difference between the effective tax rates at December 31, 1997 and the statutory federal income tax rate is due to the operating losses not benefited.

  For federal and state tax purposes, a portion of the Company's net operating loss carryforwards may be subject to certain limitations on annual utilization in case of a change in ownership, as defined by federal and state tax law.

  Temporary differences which give rise to significant portions of deferred tax assets and liabilities at December 31, 1997 are as follows:

                                                                       1997
                                                                    -----------
   Deferred tax assets and liabilities:
     Net operating loss carryforwards.............................. $ 4,349,000
     Capitalized research and development costs....................      86,000
     Research and development credit...............................     109,000
     Depreciation and amortization.................................    (148,000)
     Other.........................................................      76,000
                                                                    -----------
                                                                      4,472,000
   Valuation allowance.............................................  (4,472,000)
                                                                    -----------
                                                                    $       --
                                                                    ===========

  The Company has established a 100% valuation allowance against the deferred tax asset due to uncertainties concerning their realization.

                           ENGAGE TECHNOLOGIES, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                        To be held on December 17, 1999

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

  The undersigned, revoking all prior proxies, hereby appoints Paul L. Schaut and Andrew J. Hajducky, III, and each of them, with full power of substitution, as proxies to represent and vote as designated hereon all shares of stock of Engage Technologies, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Friday, December 17, 1999, at 1:00 p.m., Eastern Standard Time, at The Swiss Hotel, 1 Avenue de Lafayette, Boston, Massachusetts and at any adjournment thereof, with respect to the matters set forth on the reverse side hereof.

[X] Please mark votes as in this example.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

  1. To elect the following seven Directors for the ensuing year:

Nominees: Edward A. Bennett, Christopher A. Evans, Craig D. Goldman, Andrew J. Hajducky, III, Fredric D. Rosen, Paul L. Schaut and David S. Wetherell.
     [_] For all nominees  [_] Withhold authority to vote for all nominees

      --------------------------------------------------
                     For all nominees except as noted above

  2. To approve the interested party transaction between the Company and CMGI, Inc., the majority stockholder of the Company, pursuant to which CMGI will receive shares of the Company's Common Stock in connection with CMGI's contribution of stock of AdKnowledge Inc. to the Company.
                     [_] For    [_] Withheld    [_] Abstain

  3. To ratify the selection of KPMG LLP as the Company's independent auditors for the current year.

                     [_] For    [_] Withheld    [_] Abstain


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                  DETACH HERE                   SEE REVERSE SIDE

  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

                                             MARK HERE FOR ADDRESS
                                             CHANGE AND NOTE AT
                                             LEFT [_]

                                             MARK HERE IF YOU PLAN
                                             TO ATTEND THE
                                             MEETING [_]

                                             Please sign exactly
                                             as name appears
                                             hereon. If the stock
                                             is registered in the
                                             names of two or more
                                             persons, each should
                                             sign. When signing as
                                             an executor,
                                             administrator,
                                             trustee, guardian, or
                                             attorney, please give
                                             full corporate name
                                             by an authorized
                                             officer. If a
                                             partnership, please
                                             sign in full
                                             partnership name by
                                             an authorized person.

                                             Signature: ___________

                                             Date: ________________

                                             Signature: ___________

                                             Date: ________________

PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE.